Exhibit 4.4

SOUTHWEST AIRLINES CO.

RETIREMENT SAVINGS PLAN

Amended and Restated Effective as of May 31, 2024

(unless stated otherwise herein)

SOUTHWEST AIRLINES CO.

RETIREMENT SAVINGS PLAN

i

ARTICLE VII RETIREMENT		27

7.1	NORMAL OR LATE RETIREMENT	27

7.2	BENEFIT	28

ARTICLE VIII DEATH		28

8.1	DEATH OF MEMBER	28

8.2	DESIGNATION OF BENEFICIARY	28

8.3	BENEFIT	28

8.4	NO BENEFICIARY	28

ARTICLE IX DISABILITY		29

9.1	DISABILITY	29

9.2	BENEFIT	29

ARTICLE X TERMINATION OF EMPLOYMENT AND FORFEITURES		29

10.1	ELIGIBILITY AND BENEFITS	29

10.2	TIME OF PAYMENT	30

10.3	FORFEITURES	30

10.4	FORFEITURES FOR CAUSE	30

ARTICLE XI WITHDRAWALS AND LOANS		30

11.1	LOANS TO MEMBERS	30

11.2	WITHDRAWALS	32

ARTICLE XII INVESTMENT OF THE TRUST FUND		37

12.1	MEMBER DIRECTION OF INVESTMENT	37

12.2	CONVERSION OF INVESTMENTS	39

ARTICLE XIII ADMINISTRATION		39

13.1	APPOINTMENT OF COMMITTEE	39

13.2	COMMITTEE POWERS AND DUTIES	40

13.3	DUTIES AND POWERS OF THE PLAN ADMINISTRATOR	40

13.4	RULES AND DECISIONS	41

13.5	CLAIMS AND LITIGATION	41

13.6	COMMITTEE PROCEDURES	42

13.7	AUTHORIZATION OF BENEFIT PAYMENTS	42

13.8	PAYMENT OF EXPENSES	43

13.9	INDEMNIFICATION OF MEMBERS OF THE COMMITTEE	43

13.10	RECOVERY OF CERTAIN PAYMENTS; EQUITABLE LIEN	43

ARTICLE XIV NOTICES		43

14.1	NOTICE TO TRUSTEE	43

ARTICLE XV BENEFIT PAYMENTS		43

15.1	METHOD OF PAYMENT	43

15.2	TIME OF PAYMENT	44

15.3	CASH OUT DISTRIBUTION	47

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15.4	MINORITY OR DISABILITY PAYMENTS	48

15.5	DISTRIBUTIONS UNDER DOMESTIC RELATIONS ORDERS	48

15.6	DIRECT ROLLOVER OF ELIGIBLE ROLLOVER DISTRIBUTIONS	49

15.7	DISTRIBUTIONS WHILE ON MILITARY LEAVE	50

ARTICLE XVI TRUSTEE		50

16.1	APPOINTMENT OF TRUSTEE	50

16.2	APPOINTMENT OF INVESTMENT MANAGER	50

16.3	RESPONSIBILITY OF TRUSTEE AND INVESTMENT MANAGER	51

16.4	BONDING OF TRUSTEE AND INVESTMENT MANAGER	51

ARTICLE XVII AMENDMENT AND TERMINATION OF PLAN		51

17.1	AMENDMENT OF PLAN	51

17.2	TERMINATION OF PLAN	51

17.3	SUSPENSION AND DISCONTINUANCE OF CONTRIBUTIONS	51

17.4	LIQUIDATION OF TRUST FUND	52

17.5	CONSOLIDATION, MERGER OR TRANSFER OF PLAN ASSETS	52

ARTICLE XVIII GENERAL PROVISIONS		53

18.1	NO EMPLOYMENT CONTRACT	53

18.2	MANNER OF PAYMENT	53

18.3	NONALIENATION OF BENEFITS	53

18.4	TITLES FOR CONVENIENCE ONLY	53

18.5	VALIDITY OF PLAN	53

18.6	PLAN BINDING	53

18.7	RETURN OF CONTRIBUTIONS	53

18.8	MISSING MEMBERS OR BENEFICIARIES	54

18.9	PUERTO RICO TAX COMPLIANCE	54

18.10	VOTING RIGHTS	54

18.11	ANNUITY DISTRIBUTION RIGHTS	55

ARTICLE XIX TOP-HEAVY RULES		58

19.1	DEFINITIONS	58

19.2	DETERMINATION OF TOP-HEAVY STATUS	59

19.3	MINIMUM COMPANY CONTRIBUTION	59

ARTICLE XX FIDUCIARY PROVISIONS		60

20.1	GENERAL ALLOCATION OF DUTIES	60

20.2	FIDUCIARY DUTY	60

20.3	FIDUCIARY LIABILITY	60

20.4	CO-FIDUCIARY LIABILITY	61

20.5	DELEGATION AND ALLOCATION	61

iii

SOUTHWEST AIRLINES CO.

401(k) AND PROFITSHARING PLAN

PREAMBLE

WHEREAS, SOUTHWEST AIRLINES CO., a corporation formed under the laws of the State of Texas (the “Company”) previously adopted a profit sharing plan and trust designated as the Southwest Airlines Co. ProfitSharing Plan, effective as of January 1, 1973, and which was amended and restated in its entirety, effective as of January 1, 1991, to continue the cash or deferred feature of that plan as a separate plan which is the subject of an Internal Revenue Service favorable determination letter dated October 11, 2017, for the plan, as amended and restated effective as of January 1, 2017; and

WHEREAS, effective as of January 2015, the Company amended and restated the Plan, in its entirety, in the following respects: (i) to adopt wording that is consistent with electronic administration of beneficiary designations, applications, notices, requests and decisions; (ii) to simplify Plan provisions relating to distributions, including eliminating the age 62 distribution requirement for former Members; (iii) to adopt time limits on claims, mandatory venue for litigation and other claims procedural changes; (iv) to comply with Federal law defining the term “spouse”; and (v) to make other nonsubstantive administrative and technical changes and corrections; and

WHEREAS, the Company amended the Plan to merge the AirTran Airways Technical Operations Retirement Savings Plan into the Plan effective as of January 1, 2016 and to allow partial distributions of benefits from plan accounts; and

WHEREAS, the Company amended the Plan effective as of January 1, 2017 (i) to provide for the automatic resumption of deferrals after the six-month hardship withdrawal suspension period, (ii) to permit Members to take required minimum distributions from the Plan in periodic payments, and (iii) to change the definition of Annual Compensation to exclude certain cash payments; and

WHEREAS, effective as of June 1, 2018, the Company amended the Plan to provide special provisions for employees in Puerto Rico to simplify the administration of the Plan and to ensure the continued qualification of the Plan under the Internal Revenue Code of the United States and Puerto Rico; and

WHEREAS, effective as of April 1, 2018, the Company amended the Plan to allow Qualified Hurricane Distributions to qualifying Members who suffered an economic loss as a result of Hurricanes Harvey or Irma; and

WHEREAS, effective as of June 1, 2018, the Company amended the Plan to change how Plan benefits are paid to Beneficiaries who die after the Member’s death; and

WHEREAS, effective as of January 1, 2019, the Company amended the Plan to implement the rules regarding hardship distributions made by the Bipartisan Budget Act of 2018; and

WHEREAS, effective as of May 1, 2019, the Company amended the Plan to allow periodic installment payments as a payment form; and

WHEREAS, effective as of January 1, 2020 (unless stated otherwise), the Company amended the Plan in the following respects: (1) increase the required beginning date triggering age from 70-1/2 to 72 as provided in the Setting Every Community Up for Retirement Enhancement Act; (2) reflect the changes in the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”): (3) allow SIMPLE IRAs to be included as an eligible retirement plans as provided in the Consolidated Appropriations Act of 2016; (4) allow forfeitures to be used to pay administrative expenses of the Plan and Trust; and (5) change the Plan’s Normal Retirement Date to be age 59 1/2 to be consistent with the Southwest Airlines Co. ProfitSharing Plan; and

WHEREAS, effective as of January 1, 2023 (unless stated otherwise), the Company amended the Plan in the following respects: (1) exclude from Annual Compensation (as defined in Section 2.1(d)) payments classified by the Company as long-term cash incentive awards payable in cash introduced by the Company as an alternative to long-term incentive awards payable in equity; and (2) provide that litigation of disputes with respect to benefits and rights under the Plan and the Trust must be by individual action and not in a group, class, collective or representative capacity; and

WHEREAS, effective as of January 1, 2024 (unless stated otherwise), the Company desires to amend the Plan to increase the required beginning date triggering age to 73 as provided in the SECURE 2.0 Act (and increasing to 75 in 2033); and

WHEREAS, effective as of January 1, 2024 (unless stated otherwise), the Company amended the Southwest 401(k) Plan to (1) make various optional changes as allowed by the SECURE 2.0 Act to permit penalty-free distributions to participants who incur an economic loss as a result of a FEMA-declared disaster or those with adoption or birth expenses; and (2) to permit qualified nonelective contributions to the Southwest 401(k) Plan, as negotiated in applicable collective bargaining agreements and as subject to the Board’s discretion; and

WHEREAS, the Company desires to amend the Plan to merge the Southwest Airlines Co. ProfitSharing Plan into the Plan effective as of May 31, 2024.

NOW, THEREFORE, in consideration of the premises and to carry out the purposes and intent as set forth above, the Plan is hereby amended and restated in its entirety, superseded and replaced, effective as of May 31, 2024, unless the Plan specifically provides otherwise.

The terms and conditions of the Plan are as follows:

ARTICLE I

PURPOSE AND PUERTO RICO

1.1 Purpose. The purpose of this Plan is to reward Employees of the Company and Eligible Affiliates for their loyal and faithful service, to help the Employees accumulate funds for their later years and provide them with a retirement benefit, and to provide funds for their Beneficiaries in the event of death or disability. The benefits provided by this Plan will be paid from a Trust Fund established by the Company and will be in addition to the benefits Employees are entitled to receive under any other programs of the Company and under the Social Security Act.

This Plan and the separate related Trust forming a part hereof are established and shall be maintained for the exclusive benefit of the Members hereunder and their Beneficiaries. No part of the Trust Fund can ever revert to the Company, except as hereinafter provided, or be used for or diverted to purposes other than the exclusive benefit of the Members of this Plan and their Beneficiaries.

1.2 Puerto Rico. For Plan qualification purposes with the Puerto Rico Department of the Treasury (“Hacienda”), and as the Plan applies to those Employees who are residents of Puerto Rico in accordance with Section 1010.01(a)(30) of the Puerto Rico Internal Revenue Code of 2011, as amended (“PRIRC”) and whose Annual Compensation is considered gross income under PRIRC §1031.01(a) (“Puerto Rico-Based Employees”), the Plan will be administered in compliance with the retirement plan qualification requirements of PRIRC §§1081.01(a) and (d), the income taxation requirements of PRIRC §1081.01(b), and the Hacienda regulations thereunder (the “Puerto Rico Regulations”), unless preempted by ERISA or other applicable federal legislation.

For purposes of the qualification of the Plan under Code Section 401(a), the Puerto Rico-specific modifications described under this Plan are inapplicable and those Members who are Puerto Rico Based-Employees (“Puerto Rico Members”) will be subject to the regular provisions of the Plan and the Code. Any Puerto Rico-specific Plan modification does not apply in any regard to Members who are not Puerto Rico-Based Employees. In accordance with the above, inasmuch as the Plan refers to Puerto Rico Members or Puerto Rico-Based Employees, the Plan is modified as set forth below.

Despite any other provision of the Plan to the contrary, any Puerto Rico-specific Plan provision is adopted solely if it is approved by the Internal Revenue Service (if and when such approval is statutorily required) and Hacienda as meeting the requirements of Code §401(a) and PRIRC §1081.01(a) for continued tax-exempt status in the United States and Puerto Rico, respectively. If continued qualification of the Plan is denied and cannot be obtained by revisions satisfactory to the Company, or to the Plan Administrator on its Company’s behalf, any Puerto Rico-specific Plan provision will be void for affected Employers, Puerto Rico-Based Employees, and Members.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

2.1 Definitions. Where the following words and phrases appear in this Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary:

(a) Affiliate. A member of a controlled group of corporations (as defined in Section 414(b) of the Code), a group of trades or businesses (whether or not incorporated) which are under common control (as defined in Section 414(c) of the Code), or an affiliated service group (as defined in Section 414(m) of the Code) of which the Company is a member, or any entity otherwise required to be aggregated with the Company pursuant to Section 414(o) of the Code and the regulations issued thereunder. For purposes of performing the nondiscrimination tests of PRIRC §§1081.01(a)(3), 1081.01(a)(4), and 1081.01(d)(3), and applying the limits of PRIRC §§1081.01(a)(11)(B), 1081.01(a)(12), and 1081.01(d)(7), the terms “controlled group of corporations” and “under common control” have the meanings set forth in PRIRC §1081.01(a)(14)(A). Also, for purposes of performing the nondiscrimination tests of PRIRC §§1081.01(a)(3) and 1081.01(a)(4), the term “highly compensated employee” shall have the meaning set forth in PRIRC §1081.01(d)(3)(E)(iii).

(b) AirTran TechOps Plan. AirTran Airways Technical Operations Retirement Savings Plan, which was merged into the Plan as of January 1, 2016.

(c) Allocation Date. With respect to Company Profit Sharing Contributions, forfeitures, and Qualified Nonelective Contributions, if any, the last day of the Plan Year and, with respect to Salary Reduction Contributions and Company Matching Contributions, the Valuation Date coincident with or next following the date on which such contributions are transmitted to the Trust. Notwithstanding the foregoing, with respect to any Member who dies or becomes Disabled while performing Qualified Military Service, the “Allocation Date” for Salary Reduction Contributions and Company Matching Contributions made with respect to the period of such Qualified Military Service shall mean the last day of the Plan Year that includes the date of the Member’s date of death or Disability.

(d) Annual Compensation. The total amounts paid by the Company or any Eligible Affiliate to an Employee as remuneration for personal services rendered during each Plan Year, including expense allowances (to the extent includible in the gross income of the Employee) and any amounts not includible in the gross income of the Employee pursuant to Sections 402(e)(3), 125(a), 414(u), or 132(f)(4) of the Code, and any differential wage payments paid to a former Member who is performing Qualified Military Service, but excluding (1) director’s fees; (2) expense reimbursements and nontaxable expense allowances; (3) prizes and awards; (4) expatriate bonuses; (5) items of imputed income; (6) contributions made by the Company under this Plan or any other employee benefit plan or program it maintains, such as group insurance, hospitalization or like benefits; (7) amounts realized or recognized from qualified or nonqualified stock options or when restricted stock or property held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture; (8) Company contributions to a plan of deferred compensation that are not included in the Employee’s gross income for the taxable year in which contributed, or any distributions from a deferred compensation plan; (9) any amounts paid to an Employee in lieu of a Company contribution if such Company contribution would constitute an annual addition, as defined in Section 415(c)(2) of the Code, in excess of the limitations under Section 415(c) of the Code or any amounts paid to an Employee in lieu of a Company contribution if such Company contribution would constitute Annual Compensation in excess of the limitations under section 401(a)(17); (10) profit sharing amounts paid in cash to Members in accordance with Section 4.5 in lieu of a contribution to the Plan; (11) severance payments; and (12) payments classified by the Company as long-term cash incentive awards payable in cash, introduced by the Company as an alternative to long-term incentive awards payable in equity. For purposes of this Section 2.1(d), severance payments include severance pay, unfunded nonqualified deferred compensation benefits and parachute payments made after an Employee’s severance from employment, but shall not include amounts paid by the later of (i) 2 1⁄2 months after the Employee’s severance from employment or (ii) the end of the Limitation Year (as defined in Section 6.6(b)) that includes the date of the Employee’s severance from employment, if such amounts are either (I) regular compensation that would have been paid to the Employee before such severance from employment if the Employee had continued in employment or (II) payments for unused accrued bona fide sick, vacation, or other leave, but only if the Employee would have been able to use the leave if employment had continued. Annual Compensation shall include amounts otherwise includible, as provided above, which are paid by the Company or an Eligible Affiliate to the Employee through another person, pursuant to the common paymaster provisions of Sections 3121(s) and 3306(p) of the Code.

The Annual Compensation of each Member or former Member taken into account under the Plan for any Plan Year shall not exceed the limit set forth in Section 401(a)(17)(A) of the Code, as adjusted by the Secretary of the Treasury for increases in the cost of living at the time and in the manner set forth in Section 401(a)(17)(B) of the Code. If a Plan Year consists of fewer than twelve (12) months, then the dollar limitation in the preceding sentence will be multiplied by a fraction, the numerator of which is the number of months in the Plan Year, and the denominator of which is twelve (12). Except as otherwise provided herein, for purposes of an allocation under the Plan based on Annual Compensation, Annual Compensation shall only include amounts actually paid to an Employee during the period he is a Member of the Plan. Notwithstanding the limitation in the preceding sentence, for purposes of an allocation of a Company Matching Contribution, Annual Compensation shall include amounts actually paid to an Employee during the applicable Plan Year. Further, notwithstanding the previous sentences, for purposes of an allocation of a Company Profit Sharing Contribution, Annual Compensation shall only include amounts attributable to the period an Employee is a Member of the Plan.

For Puerto Rico Members, Annual Compensation also includes any amounts not includible in the gross income of the Employee under PRIRC §§1081.01(d)(7)(A)(iii) and (d)(7)(C)(i).

(e) Beneficiary. A person designated by a Member or former Member to receive benefits hereunder upon the death of such Member or former Member.

(f) Break in Service. An Employee shall have a Break in Service for each Plan Year in which he completes fewer than 501 Hours of Service with the Company or with an Eligible Affiliate unless he is on a leave of absence authorized by the Company or an Eligible Affiliate in accordance with its leave policy.

(g) Catch-Up Contributions. Contributions made to the Plan by an Employer at the election of an eligible Member, in lieu of cash compensation, pursuant to a salary reduction agreement, as provided in Section 4.2, or as otherwise permitted in accordance with Sections 4.6, 4.7 or 6.6 hereof.

(h) Code. The Internal Revenue Code of 1986, as amended.

(i) Committee. The persons who may be appointed to administer the Plan in accordance with Article XIII.

(j) Common Stock. The common stock of the Company.

(k) Company. Southwest Airlines Co., or its successor or successors.

(l) Company Matching Contributions. Contributions that may be made by the Company for any Plan Year on behalf of a Member who has elected to have Salary Reduction Contributions and Catch-Up Contributions made to the Plan on his behalf for such Plan Year. Company Matching Contributions shall be determined on behalf of Members whose conditions of employment are governed by a collective bargaining agreement between the Company and a labor union in accordance with the terms of such collective bargaining agreement, as then in effect, and shall be determined on behalf of Members whose conditions of employment are not so governed in the sole and absolute discretion of the board of directors of the Company.

(m) Company Matching Contribution Account. A separate subaccount to which is credited a Member’s Company Matching Contributions, if any, and any earnings attributable thereto, adjusted to reflect any withdrawals, distributions, or investment losses attributable thereto.

(n) Company Profit Sharing Contributions. Contributions that are made by the Company for each Plan Year pursuant to the provisions of Section 4.5 hereof.

(o) Company Profit Sharing Contribution Account. A separate subaccount to which is credited a Member’s Company Profit Sharing Contributions and forfeitures, if any, and any earnings attributable thereto, adjusted to reflect any withdrawals, distributions, or investment losses attributable thereto.

(p) Deductible Contributions. A Member’s voluntary contributions, if any, made before January 1, 1987 to the Southwest Airlines ProfitSharing Plan, and deductible by such Member for federal income tax purposes in accordance with Section 219 of the Internal Revenue Code, as then in effect.

(q) Deductible Contribution Account. A separate subaccount to which is credited a Member’s Deductible Contributions, if any, and any earnings attributable thereto, adjusted to reflect any withdrawals, distributions or investment losses attributable thereto.

(r) Deemed Election Date. Except as otherwise provided herein, the Entry Date on which an eligible Employee commences or recommences participation in the Plan in accordance with Section 3.1(b) hereof. Notwithstanding the foregoing, in the event an eligible Employee’s employment with the Company and all Affiliates terminates, any deemed election that would otherwise be in effect shall automatically terminate and such Employee shall have a new Deemed Election Date, which shall be the first day of the calendar month concurrent with or next following such Employee’s completion of thirty (30) consecutive days of Service, beginning on the date on which such Employee is reemployed. Furthermore, a deemed election in effect with respect to any Member shall automatically terminate upon the date of a withdrawal from such Member’s Salary Reduction Contribution Account in accordance with the provisions of Section 11.2(d) hereof. An Employee hired before January 1, 2008 shall not have a Deemed Election Date unless such Employee terminates employment and is subsequently rehired after January 1, 2008.

(s) Designated Roth Accounts. A separate subaccount to which is credited a Member’s post-tax Salary Reduction Contributions, Catch-Up Contributions, if any, and any earnings attributable thereto, adjusted to reflect any withdrawals, distributions, or investment losses attributable thereto.

(t) Disability. A physical or mental condition which, in the judgment of the Committee, totally and presumably permanently prevents the Employee from engaging in any substantial gainful employment with the Company or an Eligible Affiliate. A determination of Disability shall be based upon competent medical evidence satisfactory to the Committee. The Committee shall apply the rules with respect to Disability uniformly and consistently to all Employees in similar circumstances.

(u) Effective Date. May 31, 2024, except as otherwise specifically provided herein.

(v) Eligible Affiliate. An Affiliate, the employees of which the Company has specifically designated as being eligible to participate in the Plan for purposes of the Company Profit Sharing Contribution.

(w) Employee. Any person who is receiving remuneration for personal services rendered to the Company or any Eligible Affiliate, who is receiving differential wage payments while on leave for Qualified Military Service, or who would be receiving such remuneration except for an authorized leave of absence; but any individual whose conditions of employment are governed by a collective bargaining agreement between the Company or an Eligible Affiliate and a labor union is not an Employee unless the collective bargaining agreement provides for coverage of such person under the Plan. Notwithstanding the foregoing, individuals whose conditions of employment are governed by a collective bargaining agreement that does not provide for coverage of such individual under the Plan, for purposes of the Company Profit Sharing Contribution, shall nonetheless be deemed to be an Employee for purposes of crediting service pursuant to the provisions of subsections 2.1(bb), (nn), and (ss) hereunder. In no event shall any individual employed by any Affiliate or subsidiary of the Company be considered an Employee unless such Affiliate or subsidiary has specifically been designated by the Company as an Eligible Affiliate; provided, however, that such an individual shall not be considered an Employee before the later of the effective date of such designation or the commencement date of the individual’s most recent employment by the Affiliate or subsidiary of the Company. Any Employee who is a resident of Puerto Rico is not eligible to participate in the Plan.

The term “Employee” shall also include any “leased employee,” as such term is defined below, deemed to be an employee of an Employer or any Affiliate as provided in Sections 414(n) or (o) of the Code. The term “leased employee” means any person (other than an employee of the recipient) who, pursuant to an agreement between the recipient and any other person (“leasing organization”), has performed services for the recipient (or for the recipient and related persons determined in accordance with Section 414(n)(6) of the Code) on a substantially full-time basis for a period of at least one year, and such services are performed under the primary direction or control of the recipient. Contributions or benefits provided by the leasing organization that are attributable to services performed for the recipient shall be treated as provided by the recipient. Notwithstanding the foregoing, a leased employee shall not be considered an employee of the recipient if: (i) such employee is covered by a money purchase pension plan that provides for: (1) a nonintegrated employer contribution rate of at least ten percent (10%) of compensation, as defined in Section 415(c)(3) of the Code, but including amounts contributed pursuant to a salary reduction agreement that are excludable from the employee’s gross income under Section 125, Section 402(e)(3), Section 402(h)(1)(B), or Section 403(b) of the Code, (2) immediate participation, and (3) full and immediate vesting; and (ii) leased employees do not constitute more than twenty percent (20%) of the recipient’s nonhighly compensated work force.

Despite anything within this subsection to the contrary, effective as of June 1, 2018, those Employees who are residents of Puerto Rico and otherwise meet the Eligibility and Participation requirements set forth in Article III are eligible to participate in Plan.

(x) Entry Date. On a Member’s date of hire, for purposes of the Company Profit Sharing Contribution. For all other purposes, the first day of each calendar month, except as provided in Section 3.1 with respect to certain Employees whose employment is transferred from AirTran Airways, Inc. to the Company.

(y) ERISA. The Employee Retirement Income Security Act of 1974, as amended.

(z) Fund or Trust Fund. All assets of whatsoever kind or nature held from time to time by the Trustee in the Trust Fund forming a part of this Plan, without distinction as to income and principal and without regard to source, e.g., allocations, contributions, earnings, forfeitures, or gifts.

(aa) Highly Compensated Employee. The term Highly Compensated Employee includes highly compensated active Employees and highly compensated former Employees. A highly compensated active Employee includes any Employee who performs Service for the Company during the determination year and who, during the look-back year received compensation from the Company in excess of the amount set forth in Section 414(q)(1) of the Code (as adjusted pursuant to Section 415(d) of the Code). The term Highly Compensated Employee also includes Employees who are Five Percent (5%) Owners (as defined in Section 19.1(f) hereof) at any time during the look-back year or determination year. For purposes of this Section 2.1(aa), the determination year shall be the Plan Year. The look-back year shall be the twelve-month period immediately preceding the determination year. For purposes of this Section 2.1(aa), the term “compensation” has the meaning set forth in Section 6.6(b)(ii) below.

A highly compensated former Employee includes any Employee who separated from service (or was deemed to have separated from service) before the determination year, performs no Service for the Company during the determination year, and was a highly compensated active employee for either the separation year or any determination year ending on or after the Employee’s 55th birthday. The determination of the identity of Highly Compensated Employees will be made in accordance with Section 414(q) of the Code and the regulations thereunder.

For purposes of performing the nondiscrimination tests of PRIRC §§1081.01(a)(3), 1081.01(a)(4), and 1081.01(d)(3), and applying the limits of PRIRC §§1081.01(a)(11)(B), 1081.01(a)(12), and 1081.01(d)(7), the term “Highly Compensated Employee” has the meaning set forth in PRIRC §1081.01(d)(3)(E)(iii).

(bb) Hour of Service. An Hour of Service shall include all hours for which pay is received or for which an Employee is entitled to payment, whether worked or not, plus service credit on the basis of the number of his regularly scheduled working hours for any other period of absence for which the Employee is paid or entitled to payment and which is authorized by the Company in accordance with its uniform leave policy for vacation, holiday, sick leave, illness, Disability, layoff, military service, or civic duty. In no event shall credit for the number of Hours of Service attributable to a single continuous period for which no duties are performed exceed 501. Service credit shall also be given for each other leave of absence authorized by the Company for which the Employee is paid or entitled to payment.

Hours of Service shall be computed on an equivalency basis, whereby for each month during which an Employee would be credited with at least one Hour of Service (or, in the case of flight attendants or pilots, one trip), such Employee shall be credited with one hundred ninety (190) Hours of Service.

These hours must be credited to Employees in the computation period during which the duties were performed, or if no duties were performed, during which the applicable period of absence occurred, and not when paid, if different. Credit must also be given, without duplicating any hours described above, for each hour for which back pay, irrespective of mitigation of damages, has been awarded or agreed to by the Company or any Eligible Affiliate. These hours must be credited in the computation period or periods to which the award or agreement pertains rather than that in which the payment, award, or agreement was made.

In determining the number of Hours of Service to be credited to an Employee in the case of a payment that is made or due to an Employee under the provisions of the paragraphs above, the Committee shall apply the rules set forth in Department of Labor Regulations 2530.200b-2(b) and (c), which rules are incorporated into and made a part of this Plan by reference.

For purposes of determining whether an Employee has incurred a Break in Service as defined in Section 2.1(e), the Committee shall credit an Employee with Hours of Service during absence from work for maternity or paternity reasons that would otherwise have been credited to such Employee but for such absence. For purposes of this Plan, an Employee shall be deemed to be on maternity or paternity leave if the Employee’s absence from work is (1) by reason of the pregnancy of the Employee, (2) by reason of the birth of a child of the Employee, (3) by reason of the placement of a child with the Employee in connection with the adoption of such child by the Employee, or (4) for purposes of caring for such child for a period beginning immediately following such birth or placement. The Hours of Service credited under this paragraph shall be limited to the lesser of (1) the number necessary to prevent the Employee from incurring a Break in Service or (2) 501 Hours of Service. Hours of Service credited under this paragraph shall be credited in the Plan Year in which the absence begins, but if the Employee does not need those Hours of Service to prevent a Break in Service in the Plan Year in which the absence began, then they shall be credited in the immediately following Plan Year.

(w) Individual Account. The account or record maintained by the Committee showing the monetary value of the individual interest in the Trust Fund of each Member, former Member, and Beneficiary. Individual account includes all of the corresponding accounts transferred from the AirTran TechOps Plan and the Southwest Airlines ProfitSharing Plan and all other sub-accounts that the Plan Administrator must establish and maintain to accurately depict a Member’s interest – including any income, expenses, gains or losses incurred thereon – in amounts transferred from the AirTran TechOps Plan and the Southwest Airlines Profit Sharing Plan as part of their mergers with and into the Plan.

(x) Investment Managers. The qualified and acting Investment Managers, as defined in ERISA, who under this Plan may be appointed by the Company to invest and manage Plan assets as fiduciaries.

(y) Member. An Employee who has met the eligibility requirements for participation in this Plan, as set forth in Article III hereof. A former Member is a Member who has terminated employment with the Company but who has an Individual Account under the Plan, and shall include those individuals who have an Individual Account under the Plan and who were not employed by the Company, but who were formerly employed by Morris Air Corporation. The term “Participant” as used throughout the Plan, has the same meaning as the term “Member.”

(z) Named Fiduciary. The Committee shall be the Named Fiduciary designated to manage the operation and administration of the Plan.

(aa) Nondeductible Contributions. A Member’s voluntary contributions, if any, to the to the Southwest Airlines ProfitSharing Plan, made before January 1, 1987, which are not deductible by such Member for federal income tax purposes.

(bb) Nondeductible Contribution Account. A separate subaccount to which is credited a Member’s Nondeductible Contributions, if any, and any earnings attributable thereto, adjusted to reflect any withdrawals, distributions or investment losses attributable thereto.

(cc) Normal Retirement Date. The date on which a Member attains the age of fifty-nine and one-half (59 1⁄2) years.

(dd) Plan. Southwest Airlines Co. 401(k) and ProfitSharing Plan, as amended from time to time.

(ee) Plan Administrator. Such person or persons as designated by the Committee, which shall be the Committee unless and until it designates such other person or persons.

(ff) Plan Year. The annual period beginning January 1st and ending December 31st, both dates inclusive of each year.

(gg) Qualified Military Service. Service in the uniformed services (as defined in chapter 43 of title 38, United States Code) by any individual if such individual has reemployment rights under such chapter with respect to such service.

(hh) Qualified Nonelective Contributions. Contributions which may, at the election of the Company, be made to the Plan by the Company in an amount necessary to assure the Plan’s compliance with the deferral percentage test described in Section 4.6 hereof or the contribution percentage test described in Section 4.7 hereof.

(ii) Retirement. Separation from Service after a Member has reached his Normal Retirement Date. Retirement shall be considered as commencing on the day immediately following a Member’s last day of service.

(jj) Rollover Contributions. Contributions that may be made to the Plan by a Member or Employee, as provided in Section 4.9 hereof.

(kk) Rollover Contribution Account. A separate subaccount to which is credited a Member’s or Employee’s Rollover Contributions, if any, and any earnings attributable thereto, adjusted to reflect any withdrawals, distributions, or investment losses attributable thereto.

(ll) Salary Reduction Contributions. Contributions made to the Plan by the Company, at the election of a Member, in lieu of cash compensation, pursuant to a salary reduction agreement, on a pre-tax basis as provided in Sections 4.1 and 4.2 hereof and on a post-tax basis as provided in Sections 4.2 and 4.10.

(mm) Salary Reduction Contribution Account. A separate subaccount to which is credited a Member’s pre-tax Salary Reduction Contributions, Catch-Up Contributions, Qualified Nonelective Contributions, if any, and any earnings attributable thereto, adjusted to reflect any withdrawals, distributions, or investment losses attributable thereto.

(nn) Service. A period or periods of employment by an Employee used in determining eligibility for Plan participation or in determining the amount of benefits. Service shall include any employment with any Affiliate from and after the date such entity becomes an Affiliate, including Service before the Effective Date.

(oo) Southwest Airlines ProfitSharing Plan. Southwest Airlines Co. ProfitSharing Plan, which was merged into the Plan as of May 31, 2024.

(pp) Trust. Southwest Airlines Co. 401(k) and ProfitSharing Trust, as amended from time to time, which was established to hold and invest Salary Reduction Contributions, Company Matching Contributions, Company Profit Sharing Contributions, and Qualified Nonelective Contributions, if any, made under the Plan for the exclusive benefit of the Members included in the Plan from which the benefits will be distributed.

(qq) Trustee. The qualified and acting Trustee under the Trust, who shall be the fiduciary designated to invest and manage the Plan assets, other than those that may be managed exclusively by an Investment Manager, and to operate and administer the Trust Fund.

(rr) Valuation Date. Each business day on which the financial markets are open for trading activity.

(ss) Vesting Service. Vesting Service is the period of employment used in determining eligibility for benefits. A year of Vesting Service shall be granted for each Plan Year in which an Employee has completed 1,000 or more Hours of Service with the Company or an Affiliate, subject to the following exceptions:

(i) Vesting Service before January 1, 1973 shall be excluded.

(ii) Vesting Service completed after December 31, 1972 and before January 1, 1976 shall be excluded if such service would have been disregarded under the break in service rules of the Plan as then in effect. For this purpose, break in service rules are those rules that result in the loss of prior vesting because of service termination or failure to complete a required period of service within a specified time.

(iii) In the case of an Employee who has a Break in Service, his years of Vesting Service before such Break in Service shall not be taken into account until he has completed a year of Vesting Service following his reemployment. If an Employee who does not have any nonforfeitable right to his Individual Account incurs a period of five (5) or more consecutive Breaks in Service, then all of his prior years of Vesting Service before such period shall no longer be credited to him.

(iv) In the case of an Employee who has five (5) or more consecutive Breaks in Service, all years of Vesting Service incurred after such Breaks in Service will be disregarded for purposes of measuring years of Vesting Service before such Breaks in Service.

(v) In the case of an Employee who has Vesting Service that is credited under an AirTran tax-qualified plan when the Employee’s employment is transferred from AirTran Airways, Inc. to the Company, the Employee shall receive Vesting Service credit equal to the number of full 1-year periods of service credited to the Employee under the terms of the applicable AirTran tax-qualified plan, and, for a fractional year, one hundred ninety (190) Hours of Service for each month (not to exceed twelve (12)) during which the Employee was credited with at least One Hour of Service (or, in the case of flight attendants or pilots, one trip).

2.2 Construction.

(a) The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, unless the context clearly indicates to the contrary. The words “hereof,” “herein,” “hereunder,” and other similar compounds of the word “here” shall mean and refer to the entire Plan, not to any particular provision or section. The Plan and Trust shall each form a part of the other by reference, and terms shall be used therein interchangeably.

(b) Effective as of June 26, 2013, the term “spouse” shall have the meaning ascribed to such term for purposes of the Federal tax laws.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1 Eligibility Requirements. Every Employee who was a Member in the Plan on the day before the Effective Date continues to be a Member in the Plan. Unless the Plan provides otherwise, every other Employee shall become a Member as indicated in the remainder of this Section 3.1.

(a) Eligibility Requirements for Company Profit Sharing Contributions and Rollover Contributions. An Employee becomes a Member for purposes of Company Profit Sharing Contributions and Rollover Contributions concurrent with his employment start date or the date when his employer became an Eligible Affiliate, whichever is later. The employment start date is the first day an Employee is entitled to an Hour of Service.

(b) Eligibility Requirements for Salary Reduction Contributions, Catch-Up Contributions, Company Matching Contributions, and Qualified Nonelective Contributions. An Employee shall become a Member for purposes of Salary Reduction Contributions, Catch-Up Contributions, Company Matching Contributions, and Qualified Nonelective Contributions, as of the first Entry Date concurrent with or next following such Employee’s completion of thirty (30) consecutive days of Service, beginning on his employment commencement date; provided, however, that an Employee’s participation shall in no event commence later than the first Entry Date concurrent with or next following such Employee’s completion of 1,000 Hours of Service during the applicable computation period. The employment commencement date is the first day for which an Employee is entitled to be credited hereunder with an Hour of Service. The initial computation period shall be the 12-month period beginning on the Employee’s commencement date and ending on the day immediately preceding the anniversary of such date and, in the event such Employee fails to satisfy the Service requirement for participation in the Plan during such period, all subsequent computation periods shall be the Plan Year, beginning with the first Plan Year that includes the anniversary of such Employee’s employment commencement date.

Despite the foregoing, non-resident aliens who receive no earned income from the Company that constitutes income from sources within the United States are not eligible to participate in the Plan. Furthermore, “leased employees” (as such term is defined in Section 2.1(w) hereof), Employees classified by the Company as interns, and externs shall not be eligible to participate in the Plan. A person who is not treated as an Employee on the Company’s books and records (such as a person who as a matter of practice is treated by the Company as an independent contractor, but who is later determined to be an Employee as a matter of fact) shall not be an eligible Employee during any part of a Plan Year in which such person was not treated as an Employee, despite any retroactive recharacterization.

3.2 Notification of Eligibility. The Committee shall notify each Employee of the qualifications for eligibility and shall furnish each Employee a copy of such explanation of the Plan as the Committee shall provide for that purpose. The Committee shall provide a notice explaining the Employee’s rights and obligations under the automatic enrollment arrangement provided under the Plan. The notice shall explain: (a) the Employee’s right to elect not to have Salary Reduction Contributions, as described in Section 4.1 hereof, made on the Employee’s behalf or to elect to have Salary Reduction Contributions made in a different percentage (including an election of 0%) and (b) the manner in which Salary Reduction Contributions made under the arrangement will be invested in the absence of any investment direction by the Employee in accordance with Section 12.1 hereof. The notice shall also explain that the Employee shall be given a reasonable period of time following the date of such notice to make an affirmative election with respect to the percentage of Salary Reduction Contributions to be made (including an election of 0%) and the manner and applicable percentages in which the Employee desires the Trustee to invest such contributions.

3.3 Re-entry of Prior Members. An Employee who terminates employment after becoming a Member hereunder shall be eligible to participate immediately upon his completion of one Hour of Service following his reemployment by the Company. An Employee who terminates employment after satisfying the requirements of Section 3.1(b) hereof, but before the first Entry Date following the satisfaction of such requirements, shall be eligible to participate immediately upon his completion of one Hour of Service following his reemployment by the Company, or if later, the first Entry Date following the satisfaction of such requirements.

ARTICLE IV

CONTRIBUTIONS

4.1 Salary Reduction Contributions. Each Member may elect to have contributed on his behalf to the Trust Fund, on a pre-tax basis, any percentage of his Annual Compensation that is not less than one percent (1%) and that does not exceed fifty percent (50%). Salary Reduction Contributions shall be elected pursuant to a salary reduction election, in accordance with Section 5.3 hereof. If, after notice to the Member, in accordance with Section 3.2 above, the Committee fails to receive a proper election for a Member before the Member’s Deemed Election Date, the Member will, on his Deemed Election Date, be deemed to have made an election under this Section 4.1 (without regard to Section 4.10 regarding contributions to Designated Roth Accounts) to have contributed on his behalf a percentage of his Annual Compensation equal to three percent (3%). For purposes of this Section 4.1 and Section 4.2 below, a Member or former Member who dies or becomes Disabled while performing Qualified Military Service shall be permitted to make Salary Reduction Contributions to the Plan for such period of Qualified Military Service based on the Member’s or former Member’s average Annual Compensation for the 12-month period of Service with the Employer immediately preceding such Qualified Military Service (or, if shorter, the actual length of the individual’s prior Service with the Employer). Notwithstanding any provision herein to the contrary, any percentage of Annual Compensation elected (or deemed elected) to be contributed to the Trust Fund on the Member’s behalf may not exceed the applicable dollar amount for such Plan Year, as provided in Section 402(g) of the Code, adjusted for increases in the cost of living as provided in Section 402(g)(4) of the Code. Salary Reduction Contributions are at all times one hundred percent (100%) vested and nonforfeitable. Salary Reduction Contributions made on behalf of a Member shall be added to the Trust Fund as soon as practicable after deduction from a Member’s paycheck and shall be credited to the Salary Reduction Contribution Account or the Designated Roth Account, as applicable, of the Member as of each Allocation Date, as provided in Section 6.1. For Puerto Rico income tax purposes, the Salary Reduction Contributions which the Puerto Rico Members may make on a pre-tax basis to this Plan or to any other plan qualified under PRIRC §1081.01(a) maintained by the Company or an Affiliate Employer are subject to the limits of Code §402(g), or such other lower limits as Hacienda may provide under PRIRC §1081.01(d)(7)(A).

4.2 Catch-Up Contributions. Each Member who has attained or would have attained age fifty (50) before the close of the Member’s taxable year, and who has affirmatively elected, in accordance with the provisions of Section 4.1 or Section 4.10, to have Salary Reduction Contributions made to the Plan on his behalf, shall be deemed to have elected to have Catch-Up Contributions contributed on his behalf to the Trust Fund on a pre-tax basis or a post-tax basis consistent with the Member’s election, in accordance with, and subject to the limitations of, Section 414(v) of the Code. Except as otherwise provided under Sections 4.6, 4.7, 4.8 and 6.6 hereof, Catch-Up Contributions shall be made pursuant to a salary reduction election, in accordance with Section 5.3 hereof. Catch-Up Contributions are at all times one hundred percent (100%) vested and nonforfeitable. Catch-Up Contributions made on behalf of a Member shall be added to the Trust Fund as soon as practicable after deduction from a Member’s paycheck, and shall be credited to the Salary Reduction Contribution Account or the Designated Roth Account, as applicable, of the Member as of each Allocation Date, as provided in Section 6.1. The Plan shall not be treated as failing to satisfy any provision implementing the requirements of Section 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code, as applicable, by reason of the making of such Catch-Up Contributions. For Puerto Rico income tax purposes, the Catch-up Contributions that the Puerto Rico Members may make on a pre-tax basis to this Plan or to any other plan qualified under PRIRC §1081.01(a) maintained by the Company or an Affiliate Employer are subject to the limits set forth in PRIRC §1081.01(d)(7)(C)(i).

4.3 Company Matching Contributions. The Company may, as provided below, contribute to the Trust Fund a Company Matching Contribution. Company Matching Contributions shall be determined on behalf of Members whose conditions of employment are governed by a collective bargaining agreement between the Company and a labor union in accordance with the terms of such collective bargaining agreement, as then in effect, and shall be determined on behalf of Members whose conditions of employment are not so governed (including Members and former Members who die or become Disabled while performing Qualified Military Service and who make Salary Reduction Contributions to the Plan), in the sole and absolute discretion of the board of directors of the Company. If a Company Matching Contribution is made, such contribution will equal a specified percentage of the Member’s Salary Reduction Contributions, including, if applicable, Catch-Up Contributions, not to exceed the specific amount set forth in the collective bargaining agreement, if applicable, or otherwise established by the board of directors of the Company. Company Matching Contributions shall be added to the Trust Fund as soon as practicable after deduction of the applicable Salary Reduction Contributions, including, if applicable, Catch-Up Contributions from a Member’s paycheck and credited, as of each Allocation Date, to the Company Matching Contribution Account of each eligible Member who has elected to have Salary Reduction Contributions, including, if applicable, Catch-Up Contributions made to the Trust Fund on his behalf during the applicable period.

4.4 Qualified Nonelective Contributions. The Company may, for each Plan Year, contribute to the Trust Fund Qualified Nonelective Contributions. Qualified Nonelective Contributions are at all times one hundred percent (100%) vested and nonforfeitable. Qualified Nonelective Contributions shall be added to and become a part of the Trust Fund, and as of each Allocation Date, shall be credited to the Individual Accounts of the Members, as provided in Section 6.3.

4.5 Company Profit Sharing Contributions. The Company may, for each of its taxable years, contribute to the Trust Fund such profit sharing contribution, if any, as the Company shall determine by resolution of its board of directors; but such resolution must be adopted on or before the latest date for making a contribution to the Plan that would be deductible by the Company for Federal income tax purposes and such resolution must specify the Plan Year in which such contribution will be allocated for purposes of Section 6.2. The amount of the profit sharing contribution, if any, shall be determined in the sole and absolute discretion of the board of directors of the Company; provided, however, that in the absence of any action of the board of directors to the contrary, the amount of the profit sharing contribution shall be an amount equal to 15% of ANP, reduced by the contribution made to the Southwest Airlines Co. 2005 Deferred Compensation Plan for Pilots for such Plan Year pursuant to section 3.2 of such plan.

The Board may designate in the resolution that the profit sharing contribution for the year may be paid entirely to the Plan or entirely to Members and former Members in cash outside of the Plan or partially to the Plan and partially to Members and former Members in cash outside of the Plan. The resolution’s terms may provide that the allocation will apply uniformly to all Members and former Members or that the resolution will apply differently to Members and former Members who are covered by a collective bargaining agreement to which the Company is a party, as long as the employee representative of such collectively bargained group has notified the Company in a timely manner, on behalf of such collectively bargained employees, of the amount or percentage that is to be paid to the Plan and to Members or former Members of that group in cash outside of the Plan.

For purposes of the foregoing, “ANP” is the operating profit of the Company for such Plan Year. As used herein, the term “operating profit” of the Company for any Plan Year shall mean its income for such Plan Year before income taxes, derived in accordance with generally accepted accounting principles, and as set forth in the Company’s audited statement of income included in the annual report to shareholders, before provision for any contribution to this Plan, excluding (1) nonoperating or non-recurring gains or losses not arising from the Company’s usual business operations, including those gains or losses recognized under Statement of Financial Accounting Standards No. 133 that are factored into the Company’s presentation of “economic” results and gains or losses from the sale or exchange of capital assets, as set forth in the Company’s audited statement of income or disclosed in the notes thereto, and (2) profits or losses incurred by TranStar or any separately definable division of the Company. Provided, however, that notwithstanding the foregoing, ANP shall be further adjusted as follows: (i) effective January 1, 2008, gains and losses from the sale of aircraft and aircraft delivery positions shall be included in operating profit of the Company; (ii) any costs related to the acquisition and integration of AirTran Holdings, Inc. into the Company that are incurred and reported from April 1, 2011 through December 31, 2013, and are identified as special items in the Company’s “Reconciliation of Reported Amounts to non-GAAP Financial Measures” contained in the Management’s Discussion and Analysis of Financial Condition and Results of Operation in the Company’s filings in respect of such period on Form 10-Q or Form 10-K with the Securities and Exchange Commission shall be added to ANP in the periods such amounts are incurred and reported; and (iii) the costs accumulated pursuant to (ii) shall be deducted in determining ANP starting in the year ending December 31, 2014, and continuing for successive years until the total accumulated costs have been entirely deducted. The amount to be deducted in any year pursuant to clause (iii) of the preceding sentence shall be the lesser of: (x) 20 percent of the total accumulated costs; (y) the amount of that year’s ANP (determined before that year’s deduction of accumulated costs); or (z) the total accumulated costs remaining to be deducted; and (iv) ANP includes the amount of any insurance policy proceeds reasonably estimated to be received as a result of financial losses incurred from the Company’s July 20, 2016 technology outage, as long as such amounts have not been accrued in the Company’s financial statements previously. Any insurance policy proceeds the Company actually receives, or accrues on its financial statements, may not be included in determining ANP if such amounts have already been included in ANP in a previous year. The Company must reduce ANP to the extent amounts previously added to ANP under Section 4.5(iv) are not received and are no longer estimated to be received.

The contribution may be made either (1) in cash, (2) in Common Stock having a fair market value equal to the amount of the contribution, or (3) in cash and Common Stock having an aggregate fair market value equal to the amount of the contribution. The fair market value of any Common Stock contributed will be based on the mean of the reported high and low sales prices of Common Stock on the New York Stock Exchange-Composite Tape on the day of the contribution to the Plan; except however, if the Company acquires Common Stock on the open market and contributes it to the Plan immediately following the settlement date, then the fair market value of the contribution shall be equal to the cost paid by the Company for the Common Stock, including commissions and other expenses which the Trustee would incur in the acquisition of Common Stock if the Trustee acquired the Common Stock directly. Any portion of the contribution made in Common Stock may be made in the form of authorized but unissued shares or shares previously issued and reacquired by the Company.

Company Profit Sharing Contributions shall be added to and become a part of the Trust Fund, and, as of each Allocation Date, shall be credited to the Individual Accounts of the Members, as provided in Section 6.2 hereof.

4.6 Reduction of Excess Deferrals. If a Member’s Salary Reduction Contributions hereunder should exceed the applicable dollar amount set forth in Section 402(g) of the Code, adjusted for increases in the cost of living, as set forth in Section 402(g)(4) of the Code, the excess (with earnings thereon) shall be reduced as follows, subject to Section 4.9(c) with respect to amounts credited to Designated Roth Accounts:

(a) To the extent that such excess Salary Reduction Contributions do not exceed the applicable dollar limitation under Section 414(v), reduced by Catch-Up Contributions previously made and Salary Reduction Contributions previously treated as Catch-Up Contributions, whether under this Plan or another applicable employer plan (as defined in Section 414(v)(6)(A) of the Code), the amount of such excess Salary Reduction Contributions shall be recharacterized as Catch-Up Contributions, if such Member is otherwise eligible to make Catch-Up Contributions in accordance with Section 4.2 hereof during the Plan Year in which such excess deferrals were made.

(b) If the Member is not eligible to make Catch-Up Contributions, as provided in Section 4.2 hereof, or to the extent that recharacterization of such excess Salary Reduction Contributions, together with Catch-Up Contributions previously made and Salary Reduction Contributions previously treated as Catch-Up Contributions, whether under this Plan or another applicable employer plan (as defined in Section 414(v)(6)(A) of the Code), exceeds the applicable dollar limitation under Section 414(v), the amount of such excess Salary Reduction Contributions shall be distributed to the Member. Any distribution under this paragraph (b) shall be made to the Member no later than the April 15th immediately following the close of the Member’s taxable year with respect to which such excess deferrals were made.

If the Member also participates in another elective deferral program (within the meaning of Section 402(g)(3) of the Code) and if, when aggregating his elective deferrals under all such programs, an excess of deferral contributions arises under the dollar limitation in Code Section 402(g) with respect to such Member, the Member shall, no later than March 1st following the close of the Member’s taxable year, notify the Committee as to the portion of such excess deferrals to be allocated to this Plan and such excess so allocated to this Plan (with earnings thereon) shall be deemed a Catch-Up Contribution in accordance with subparagraph (a) herein, as the case may be, or distributed to the Member in accordance with subparagraph (b) herein. In the event there is a loss allocable to an excess deferral, any distribution to a Member as required by this Section shall be no greater than the lesser of: (i) the value of the Member’s Salary Reduction Contribution Account or (ii) the Member’s excess deferrals for the Plan Year.

4.7 Deferral Percentage Test.

(a) Determination of Deferral Percentages. As soon as administratively feasible after the end of each Plan Year (or other applicable period) the Committee shall determine:

(i) Deferral Percentage. The “deferral percentage” for each Employee who is then eligible for Salary Reduction Contributions (not including Catch-Up Contributions, if applicable), which shall be the ratio of the amount of such Employee’s Salary Reduction Contributions for such Plan Year (less excess Salary Reduction Contributions treated as Catch-Up Contributions for the Plan Year in accordance with Section 4.6 above) to the Employee’s compensation (as defined in Section 6.6(b)(ii) hereof) for such Plan Year;

(ii) Highly Compensated Deferral Percentage. The “highly compensated deferral percentage,” which shall be the average of the “deferral percentages” for all Highly Compensated Employees then eligible for Salary Reduction Contributions; and

(iii) Nonhighly Compensated Deferral Percentage. The “nonhighly compensated deferral percentage,” which shall be the average of the “deferral percentages” for all Employees then eligible for Salary Reduction Contributions who were not included in the “highly compensated deferral percentage,” in (ii) above.

If a Highly Compensated Employee participates in two (2) or more plans maintained by an Employer or any Affiliate that are subject to the deferral percentage test, then such Employee’s deferral percentage shall be determined by aggregating his participation in all such plans. In addition, if the Company maintains two (2) or more plans subject to the deferral percentage test and such plans are treated as a single plan for purposes of the requirements for qualified plans under either Code Section 410(b) or 401(a)(4), then such plans are treated as a single plan for purposes of the deferral percentage test. For purposes of implementing the deferral percentage test, elective deferrals treated as Catch-Up Contributions shall be disregarded. If, however, the Company elects to apply Section 410(b)(4)(B) in determining whether the Plan meets the requirements of Section 410(b)(1) of the Code, the Company may, in determining whether the Plan meets the requirements of this Section 4.7, either elect to (A) exclude from consideration all eligible Employees (other than Highly Compensated Employees) who have not met the minimum age and service requirements of Section 410(a)(1)(A) of the Code or (B) perform the deferral percentage test separately for the group of Employees who have met the minimum age and service requirements of Section 410(a)(1)(A) of the Code and the group of Employees who have not met the minimum age and service requirements of Section 410(a)(1)(A) of the Code. The provisions of this Section 4.7 are subject to Section 4.10(c) with respect to amounts credited to Designated Roth Accounts.

(b) Limitation on Highly Compensated Deferral Percentage. In no event shall the “highly compensated deferral percentage” exceed the greater of: (1) a deferral percentage equal to one and one–fourth (1 1⁄4) times the “nonhighly compensated deferral percentage” or (2) a deferral percentage equal to two (2) times the “nonhighly compensated deferral percentage,” but not more than two (2) percentage points greater than the “nonhighly compensated deferral percentage.”

(c) Recharacterization of Excess Salary Reduction Contributions. If the above deferral percentage test would otherwise be violated as of the end of the Plan Year, then, to the extent that the excess Salary Reduction Contributions of such Highly Compensated Employees do not exceed the applicable dollar limitation under Section 414(v), reduced by elective deferrals previously treated as Catch-Up Contributions, whether under this Plan or another elective deferral program (as defined under Section 402(g)(3)), the amount of the excess Salary Reduction Contributions of such Highly Compensated Employees shall be recharacterized as Catch-Up Contributions, if such Member is otherwise eligible to make Catch-Up Contributions in accordance with Section 4.2 hereof during the Plan Year in which the excess deferral arises.

(d) Application of Qualified Nonelective Contributions. If, after recharacterization of the excess Salary Reduction Contributions of such Highly Compensated Employees, the deferral percentage test would still be violated as of the end of the Plan Year, then, subject to satisfaction of the conditions described in Section 1.401(k)–1(b)(5) of the Treasury Regulations, the “deferral percentage,” as defined in (a)(i) above, shall instead be the ratio of the sum of the Employee’s Salary Reduction Contributions (less excess Salary Reduction Contributions treated as Catch-Up Contributions for the Plan Year), Qualified Nonelective Contributions, if any, and, to the extent necessary to satisfy the deferral percentage test, Company Matching Contributions for such Plan Year to the Employee’s compensation (as defined in Section 6.6(b)(ii) hereof) for such Plan Year. Any Company Matching Contributions so utilized to satisfy the deferral percentage test shall at all times be one hundred percent (100%) vested and nonforfeitable and shall be excluded from consideration for purposes of the contribution percentage test described in Section 4.8.

(e) Distribution of Excess Contributions. If, after consideration of Qualified Nonelective Contributions, if any, and applicable Company Matching Contributions, as described above, the deferral percentage test would still be violated as of the end of the Plan Year, then notwithstanding any other provision hereof, every Salary Reduction Contribution (other than excess Salary Reduction Contributions treated as Catch-Up Contributions for the Plan Year) included in the “highly compensated deferral percentage” for a Member whose deferral percentage is greater than the permitted maximum shall be revoked to the extent necessary to comply with such deferral percentage test and the amount of such Salary Reduction Contribution (other than excess Salary Reduction Contributions treated as Catch-Up Contributions for the Plan Year), to the extent revoked, shall constitute an “excess contribution” to be distributed (with earnings thereon) no later than the last day of the Plan Year following the Plan Year with respect to which such contribution was made. Excess contributions are allocated to the Highly Compensated Employees with the largest amounts of Employer contributions taken into account in calculating the deferral percentage test for the Plan Year in which the excess arose, beginning with the Highly Compensated Employee with the largest amount of such Employer contributions and continuing in descending order until all excess contributions have been allocated. For purposes of the preceding sentence, the “largest” amount is determined after distribution of any amounts distributed hereunder pursuant to Section 4.6 hereof. In the event there is a loss allocable to an excess contribution, any distribution to a Member as required by this Section shall be no greater than the lesser of: (a) the value of the Member’s Salary Reduction Contribution Account (without regard to Catch-Up Contributions) or (b) the Member’s excess contribution for the Plan Year. If an excess contribution is distributed to a Member in accordance with the foregoing, any Company Matching Contribution relating to such excess contribution shall be forfeited and then utilized as described in Section 6.4 hereof, and shall not be taken into account in determining the Member’s contribution percentage under Section 4.8.

4.8 Contribution Percentage Test.

(a) Determination of Contribution Percentages. As soon as administratively feasible after the end of each Plan Year (or other applicable period) the Committee shall determine:

(i) Contribution Percentage. The “contribution percentage” for each Employee who is then eligible to receive Company Matching Contributions, which shall be the ratio of the amount of such Employee’s Company Matching Contributions for such Plan Year to such Employee’s compensation (as defined in Section 6.6(b)(ii) hereof) for such Plan Year;

(ii) Highly Compensated Contribution Percentage. The “highly compensated contribution percentage,” which shall be the average of the “contribution percentages” for all Highly Compensated Employees then eligible for Company Matching Contributions; and

(iii) Nonhighly Compensated Contribution Percentage. The “nonhighly compensated contribution percentage,” which shall be the average of the “contribution percentages” for all Employees then eligible for Company Matching Contributions who were not included in the “highly compensated contribution percentage,” in (ii) above.

If a Highly Compensated Employee participates in two (2) or more plans maintained by an Employer or any Affiliate that are subject to the contribution percentage test, then such Employee’s contribution percentage shall be determined by aggregating his participation in all such plans. In addition, if the Company maintains two (2) or more plans subject to the contribution percentage test and such plans are treated as a single plan for purposes of the requirements for qualified plans under either Code Section 410(b) or 401(a)(4), then such plans are treated as a single plan for purposes of the contribution percentage test. If, however, the Company elects to apply Section 410(b)(4)(B) in determining whether the Plan meets the requirements of Section 410(b)(1) of the Code, the Company may, in determining whether the Plan meets the requirements of this Section 4.8, either elect to (A) exclude from consideration all eligible Employees (other than Highly Compensated Employees) who have not met the minimum age and service requirements of Section 410(a)(1)(A) of the Code or (B) perform the contribution percentage test separately for the group of Employees who have met the minimum age and service requirements of Section 410(a)(1)(A) of the Code and the group of Employees who have not met the minimum age and service requirements of Section 410(a)(1)(A) of the Code.

(b) Limitation on Highly Compensated Contribution Percentage. In no event shall the “highly compensated contribution percentage” exceed the greater of: (1) a contribution percentage equal to one and one–fourth (1 1⁄4) times the “nonhighly compensated contribution percentage” or (2) a contribution percentage equal to two (2) times the “nonhighly compensated contribution percentage” but not more than two (2) percentage points greater than the “nonhighly compensated contribution percentage.”

(c) Application of Qualified Nonelective Contributions. If the above contribution percentage test would otherwise be violated as of the end of the Plan Year, then subject to satisfaction of the conditions described in Section 1.401(m)-1(b)(5) of the Treasury Regulations, the “contribution percentage,” as defined in (a) above, shall instead be the ratio of the sum of the Employee’s Company Matching Contributions, Qualified

Nonelective Contributions, if any, and to the extent necessary to satisfy the contribution percentage test, Salary Reduction Contributions for the applicable Plan Year to the Employee’s compensation (as defined in Section 6.6(b)(ii) hereof) for the applicable Plan Year. Any Salary Reduction Contributions or Qualified Nonelective Contributions so utilized to satisfy the contribution percentage test shall be excluded from consideration for purposes of the deferral percentage test described in Section 4.7.

(d) Distribution of Excess Aggregate Contributions. If after consideration of applicable Salary Reduction Contributions and Qualified Nonelective Contributions, if any, as described above, the contribution percentage test would still be violated as of the end of the Plan Year, then notwithstanding any other provision hereof, every Company Matching Contribution included in the “highly compensated contribution percentage” for a Member whose contribution percentage is greater than the permitted maximum shall automatically be revoked to the extent necessary to comply with such contribution percentage test and the amount of such contribution, to the extent revoked, shall constitute an “excess aggregate contribution” to be distributed to such Member (with earnings thereon) or forfeited, if applicable, no later than the last day of the Plan Year following the Plan Year for which such contribution was made. Excess aggregate contributions are allocated to the Highly Compensated Employees with the largest amounts of Employer contributions taken into account in calculating the contribution percentage test for the Plan Year in which the excess arose, beginning with the Highly Compensated Employee with the largest amount of such Employer contributions and continuing in descending order until all excess aggregate contributions have been allocated. For purposes of the preceding sentence, the “largest amount” is determined after first determining required distributions under Section 4.6 hereof, and then determining excess contributions under Section 4.7. In the event there is a loss allocable to an excess aggregate contribution, any distribution to a Member as required by this Section shall be no greater than the lesser of: (a) the value of the Member’s Company Matching Contribution Account or (b) the Member’s excess aggregate contribution for the Plan Year.

4.9 Rollover Contributions.

(a) Direct Rollovers. A Member who is entitled to receive an “eligible rollover distribution”, as such term is defined in Section 15.6 hereof, from (i) a qualified plan described in Section 401(a) or 403(a) of the Code, (ii) an annuity contract described in Section 403(b) of the Code, or (iii) an eligible plan under Section 457(b) of the Code that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state, may, in accordance with procedures approved by the Committee, elect to transfer directly to the Trustee, as a trustee-to-trustee transfer, in cash only, an amount equal to all or a portion of such distribution; provided, however, that the maximum amount of such transfer shall be the fair market value of that portion of the distribution that would be includable in gross income if not so transferred (determined without regard to Section 402(c) of the Code).

(b) Member Rollover Contributions from Other Plans. Any Member who has distributed to him an amount that qualifies as an “eligible rollover distribution,” as such term is defined in Section 15.6 hereof, from (i) a qualified plan described in Section 401(a) or 403(a) of the Code, (ii) an annuity contract described in Section 403(b) of the Code, (iii) an eligible plan under Section 457(b) of the Code that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state, or (iv) any portion of a distribution from an individual retirement account annuity described in Section 408(a) or 408(b) of the Code, may, in accordance with procedures approved by the Committee, contribute, in cash only, an amount equal to all or any portion of such distribution that is eligible to be rolled over and that would otherwise be includible in gross income if not so transferred (determined without regard to Section 402(c) of the Code). Such transfer must occur on or before the 60th day following the Member’s receipt of such distribution, or such later date as permitted by the Internal Revenue Service.

(c) Method of Transfer. The Committee shall develop such procedures, and may require such information from a Member desiring to make such a transfer, as it deems necessary or desirable to determine that the proposed transfer will meet the requirements of this Section. Upon approval by the Committee, the amount transferred shall be deposited in the Trust and shall be credited, as of the Valuation Date next following such transfer, to a Rollover Contribution Account for the Member.

(d) Rollover Contributions Before Satisfaction of Eligibility Conditions in Section 3.1(b). An Employee, before satisfying the eligibility conditions of Section 3.1(b), may make a Rollover Contribution to the Trust Fund to the same extent and in the same manner as any other Member. If an Employee makes a Rollover Contribution to the Trust Fund before satisfying the Plan’s eligibility conditions in Section 3.1(b), the Committee and Trustee shall treat the Employee as a Member for all purposes of the Plan except for purposes of sharing in Company Matching Contributions, Salary Reduction Contributions, or Qualified Nonelective Contributions under the Plan until he satisfies the eligibility conditions in Section 3.1(b).

(e) Vesting of Rollover Contribution Account. Each Member’s Rollover Contribution Account shall be 100% vested and nonforfeitable at all times and shall share in asset adjustments pursuant to Section 5.2 herein.

(f) Puerto Rico Rollover Contributions. If Puerto Rico Members make Rollover Contributions to the Plan, then the term “eligible retirement plan” means an employees’ trust forming part of a retirement plan qualified under PRIRC §1081.01(a), and the term “eligible rollover distribution” means all or a portion of a single payment or lump sum distribution, as defined in Article 1081.01(b)-2 of the Puerto Rico Regulations.

4.10 Designated Roth Accounts.

(a) In General. In accordance with Section 402A of the Code and the regulations and guidance issued thereunder, as amended, which are incorporated into this Plan by reference, the Plan shall provide for a qualified Roth contribution program, and the Designated Roth Accounts necessary to implement this program.

(b) Right To Make Contributions to Designated Roth Accounts. A Member shall have the right to make employee elective deferrals on a post-tax basis to a Designated Roth Account, held by the Plan in the Member’s name. A Member’s election shall specify the portion of the election that is to be pre-tax and the portion that is to be post-tax. The Member shall make any such election in advance of receipt of Annual Compensation to which the election shall apply. Further, the Member shall make any such election subject to the limits set forth in Section 4.1 and in the manner set forth in Section 5.3.

(c) Contribution Limits. All elective deferrals, whether pre- or post-tax, shall remain subject to the limits set forth in Sections 401(k)(3) and 402(g) of the Code and the regulations and guidance thereunder, as amended. To the extent that excess contributions (in the case of Section 401(k)(3)), or excess deferrals (in the case of Section 402(g)) must be returned to the Member, such amounts shall be returned from pre-tax elective deferrals first. To the extent that excess deferrals are returned to the Member from a Designated Roth Account on or before April 15 of the year following the excess deferral, only the earnings upon such excess deferrals shall be includible in the Member’s gross income. In contrast, if such excess deferrals are returned to the Member from a Designated Roth Account after April 15 of the year following the excess deferral, then both the excess deferral and earnings thereon shall be includible in the Member’s gross income.

(d) Separate Recordkeeping. The Committee shall maintain separate records for a Member’s Designated Roth Account, including but not necessarily limited to, the amount of post-tax deferrals, the earnings thereon, and the Member’s investment in the contract.

(e) Special Distribution Rules. A qualified distribution from a Designated Roth Account shall not be includible in a Member’s gross income. A qualified distribution is a distribution of post-tax deferrals and earnings thereon that occurs (a) after reaching age 59 1⁄2, after becoming disabled in accordance with Section 72(m)(7) of the Code, as amended, or upon death and (b) follows completion of the five taxable year period of participation that begins on the first day of the Member’s taxable year for which the Member first makes contributions to the Member’s Designated Roth Account. Qualified distributions from a Designated Roth Account do not include: refunds of excess contributions; refunds of excess deferrals; refunds of excess “annual additions;” or deemed distributions of defaulted loans. Non-qualified distributions from Designated Roth Accounts shall be taxable in accordance with Section 402A of the Code and the regulations and guidance issued thereunder, as amended.

(f) Rollovers To and From the Plan. A Member may roll over the Member’s Designated Roth Account to another qualified plan’s designated Roth account or to a Roth IRA at such time as the Member is otherwise eligible for a distribution from the Plan. Similarly, the Plan may accept rollovers from Designated Roth Accounts in other qualified plans (including an eligible plan under Section 457(b) of the Code that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state), subject to the applicable accounting rules for such rollovers set forth in Section 402A of the Code.

(g) Impact on Loans, Hardships, Investments. A Member may access his Designated Roth Account for loans and hardship distributions, but the Plan will treat a Member’s Designated Roth Account and other Accounts as one Account in applying the appropriate loan and hardship distribution rules. Further, the Member’s other Accounts will be used to fund loan and hardship distributions before the Member’s balance in the Member’s Designated Roth Account. A Member may invest the Member’s Designated Roth Account in any of the investment choices available under the Plan, subject to the same terms and conditions as any other Account.

(h) Puerto Rico. For Puerto Rico income tax purposes, Puerto Rico Members are ineligible to make contributions to a Designated Roth Account nor any other type of contributions to the Plan on a post-tax basis.

4.11 Company Nonelective Contributions. The Company may, as provided below, contribute to the Trust Fund a Company Nonelective Contribution. Company Nonelective Contributions are determined on behalf of Members whose conditions of employment are governed by a collective bargaining agreement between the Company and a labor union in accordance with the terms of such collective bargaining agreement, as then in effect, and may be determined on behalf of Members whose employment conditions are not so governed (including Members and former Members who die or become Disabled while performing Qualified Military Service), in the sole and absolute discretion of the board of directors of the Company. Company Nonelective Contributions, if any, may vary among the groups identified in the preceding sentence. If a Company Nonelective Contribution is made for a group, such contribution will equal a specified percentage of the Member’s Annual Compensation within the group, not to exceed the specific amount set forth in the collective bargaining agreement, if applicable, or otherwise established by the Company’s board of directors. The Administrator will add Company Nonelective Contributions to the Trust Fund no later than the due date for filing the Company’s federal income tax return, including extensions and to be allocated as provided in the applicable collective bargaining agreement or as otherwise established by the Company’s board of directors. Company Nonelective Contributions shall be held and invested in a separate subaccount to which is credited a Member’s Company Matching Contributions, if any, and any earnings attributable thereto, adjusted to reflect any withdrawals, distributions, or investment losses attributable thereto. Company Nonelective Contributions are subject to the provisions of the following sections in the same manner as Company Matching Contributions: Section 10.1(b) (vesting); Section 10.3 (forfeitures); Section 10.4 (Forfeitures for Cause); Section 11.1 (not eligible for Member loans); Section 11.2(a) (not eligible for Hardship withdrawals); and Section 11.2(b) (eligible for withdrawal while employed after withdrawal of a Member’s Matching Contribution Account and only to the extent vested).

ARTICLE V

ADJUSTMENT OF INDIVIDUAL ACCOUNTS

5.1 Individual Accounts. The Committee shall establish an Individual Account for each Member showing the monetary value of the individual interest in the Trust Fund of each Employee, former Employee, and Beneficiary. The Individual Account of each Member shall be composed of: (i) a Company Matching Contribution Account, to which Company Matching Contributions, if any, shall be credited; (ii) a Designated Roth Account, to which post-tax Salary Reduction Contributions, if any, including Catch-Up Contributions, if any, shall be credited; (iii) a Salary Reduction Contribution Account, to which pre-tax Salary Reduction Contributions, if any, including Catch-Up Contributions, if any, together with Qualified Nonelective Contributions and Company Matching Contributions, if any, utilized to satisfy the deferral percentage test or the contribution percentage test, as set forth in Sections 4.7 and 4.8 hereof, if any, shall be credited; (iv) a Company Profit Sharing Contribution Account, to which Company Profit Sharing Contributions and forfeitures, if any, shall be credited; and (v) a Rollover Contribution Account, if applicable. In addition, if a Member was at any time a member of the Southwest Airlines ProfitSharing Plan who, before January 1, 1987, made voluntary Deductible Contributions or Nondeductible Contributions to the Southwest Airlines ProfitSharing Plan, his Individual Account shall include a Deductible Contribution Account and/or Nondeductible Contribution Account, as applicable. Such accounts are primarily for accounting purposes and do not require a segregation of the Trust Fund, except as otherwise provided herein.

5.2 Method of Adjustment. As of each Valuation Date, before any restoration of accounts as required pursuant to Section 15.3 hereof and before taking into account contributions of the Company and forfeitures for the period since the last preceding Valuation Date, the Committee or the Trustee, as directed by the Committee, shall value the assets of each investment fund and adjust the Individual Accounts of all Members who have elected to participate in such investment fund as follows.

(a) The Committee shall determine the market value of the investment fund, including the effect of expenses of administration and other charges against such investment fund since the last Valuation Date;

(b) The Committee shall determine the total aggregate value of all Individual Accounts participating in the investment fund as shown in its records as of the prior Valuation Date. The Individual Account balances of Employees, former Employees, and Beneficiaries shall be reduced by any amounts paid to them from the investment fund since the last Valuation Date.

(c) The Committee shall then adjust the value of each Individual Account participating in the investment fund by crediting each Individual Account with its proportion of the difference between (a) and (b) if (a) is the larger or charging it with its proportion of the difference between (a) and (b) if (b) is larger; the proportion to be so credited or charged to each Individual Account shall be calculated by multiplying the difference between (a) and (b) by a fraction, the numerator of which is the then value of said Individual Account and the denominator of which is the then aggregate value of all Individual Accounts participating in such investment fund.

5.3 Salary Reduction Elections. Each Member who desires to make Salary Reduction Contributions (including an election to contribute 0% of his Annual Compensation) shall indicate such intent by making a salary reduction election to be effective as of the Entry Date on which such Member first satisfies the eligibility requirements of Article III hereof or as of any subsequent payroll period. Such election must be made in the manner and within the time period before such Entry Date (or subsequent payroll period) prescribed by the Committee and shall specify the part of such election that is pre-tax pursuant to Section 4.1 and the part of such election that is post-tax pursuant to Section 4.10. Each Member with respect to whom a deemed election has been made pursuant to Section 4.1 hereof shall be deemed to have filed a salary reduction election to be effective as of the Deemed Election Date. Each Member with respect to whom a deemed election has been made pursuant to Section 4.2 hereof shall be deemed to have filed a salary reduction election to be effective with respect to Catch-Up Contributions made on his behalf. Salary reduction elections (including deemed elections) shall be effective for each payroll period thereafter until modified or amended, as provided below.

Salary reduction elections (including deemed elections) shall constitute a payroll withholding agreement between the Member and the Company, and shall constitute authorization for the reduction in Annual Compensation described above. The terms of such election shall evidence the Member’s intent to have the Company withhold from his compensation each payroll period any percentage of his Annual Compensation, subject to the applicable limitations of Article IV. The Company will make a contribution to the Trust Fund on behalf of the Member for each payroll period in an amount equal to the total amount by which the Member’s Annual Compensation from the Company was reduced during such payroll period pursuant to a salary reduction election.

Notwithstanding any provision of this Section 5.3 to the contrary, salary reduction elections shall be governed by the following general guidelines:

(a) A salary reduction election shall be made in the manner determined by the Committee. All salary reduction elections (including deemed elections) shall apply to each payroll period during which such election is in effect. Upon termination of employment, such election will become void;

(b) A Member may revoke a salary reduction election (including a deemed election under Section 4.1) at any time upon advance notice to the Committee, within the time period established by the Committee, and thus discontinue all future withholding thereafter. A revocation of a salary reduction election under Section 4.1 or 4.10 shall automatically revoke any deemed election under Section 4.2. Following the revocation of a salary reduction election, a Member may elect to resume withholding effective as of the first day of the first full payroll period next following the payroll period in which the revocation occurs, or as of the first day of any payroll period thereafter next following timely receipt by the Committee of such notice. A resumption of withholding following the revocation of a salary reduction election may be made only upon advance notice to the Committee, within the time period established by the Committee. A Member may increase the percentage to be withheld from his Annual Compensation or decrease the percentage to be withheld from his Annual Compensation upon advance notice to the Committee, within the time period established by the Committee, and in the manner prescribed by the Committee, such increase or decrease to be effective as of the first day of the first full payroll period next following timely receipt by the Committee of such notice. Any revocation of or change in the terms of a salary reduction election shall be made in the manner prescribed by the Committee.

(c) The Company may unilaterally amend or revoke a salary reduction election (including a deemed election) at any time, including an amendment to recharacterize an election of Salary Reduction Contributions as an election of Catch-Up Contributions, if the Company determines that such revocation or amendment is necessary to ensure that a Member’s Annual Additions, as defined in subsection 6.6(b) hereof, for any Plan Year will not exceed the limitations of Article VI or to ensure that the requirements of Section 401(k) of the Code and Sections 4.1, 4.2 and 4.10 hereof have been satisfied with respect to the amount that may be withheld and contributed on behalf of a Member. Furthermore, a deemed election in effect with respect to any Member shall automatically terminate upon the date of a withdrawal from such Member’s Salary Reduction Contribution Account in accordance with the provisions of Section 11.2(d) hereof.

ARTICLE VI

ALLOCATIONS

6.1 Salary Reduction, Company Matching, and Rollover Contributions. Salary Reduction Contributions and Company Matching Contributions shall be credited to the Individual Accounts of the Members and former Members, as of each Allocation Date, in accordance with each Member’s or former Member’s salary reduction election (or deemed election) and the Company Matching Contribution, if any, made with respect to such Salary Reduction Contributions. Rollover Contributions shall be credited to the Individual Accounts of Members as provided in Section 4.9 hereof.

6.2 Company Profit Sharing Contribution. As of each Allocation Date, but after any adjustment of Individual Accounts, as provided in Section 5.2, and other applicable provisions herein, the Committee shall credit the Company Profit Sharing Contribution, as described in Section 4.5 hereof, for the Plan Year ending with said Allocation Date to the Individual Accounts of all Members and former Members, except those Members and former Members who failed to complete at least 1,000 Hours of Service during such Plan Year. The amount of the annual Company Contribution allocated to the Individual Account of each eligible Member or former Member shall be in the proportion that his Annual Compensation during the applicable Plan Year bears to the total Annual Compensation of all eligible Members and former Members during the applicable Plan Year, but if the terms of the resolution described in Section 4.5 do not provide for the allocation to be applied uniformly to all Members and former Members, then the Company Contribution for each separate group identified in the resolution will be allocated only to the Members and former Members in that group based on the proportion that such Member’s or former Member’s Annual Compensation during the applicable Plan Year bears to the total Annual Compensation of all eligible Members and former Members during the applicable Plan Year within that group. For purposes of the immediately preceding sentence, with respect to a Member or former Member who dies or becomes Disabled while performing Qualified Military Service, such individual shall be treated as having Annual Compensation during the period of such Qualified Military Service equal to the individual’s average Annual Compensation for the 12-month period of Service with the Employer immediately preceding such Qualified Military Service (or, if shorter, the actual length of the individual’s prior Service with the Employer).

6.3 Qualified Nonelective Contributions. As of each Allocation Date, but after any adjustment of Individual Accounts as provided in Section 5.2 and other applicable provisions herein, the Committee shall allocate Qualified Nonelective Contributions, if any, for the Plan Year ending with said Allocation Date to the Individual Accounts of all Members and former Members who are not Highly Compensated Employees for the Plan Year. The amount of the contribution allocated under this Section 6.3 to the Individual Account of each such Member or former Member shall be in the proportion that his Annual Compensation bears to the total Annual Compensation of all such Members and former Members.

6.4 Forfeitures. If a Member or former Member forfeits a portion of his Individual Account as provided in Section 10.3 or Section 11.2(d) hereof, such forfeited amount may be used, in the discretion of the Committee, to pay expenses incident to the administration of the Plan and Trust. Any said forfeited amount not so used shall be used first to restore the Individual Accounts of rehired Members as required under Section 15.3 hereof.

Any remaining forfeitures may be used to reduce any Company Matching Contribution and Company Profit Sharing Contribution, including Company Profit Sharing Contributions made in accordance with Section 6.7 for Plan Years before the Plan Year in which a Member returns from Qualified Military Service. Remaining forfeitures shall next be used to provide corrective contributions in accordance with the Employee Plans Compliance Resolution System of the Internal Revenue Service, as needed. Any remaining forfeitures shall be allocated as soon as practicable following the Plan Year in which said forfeiture occurs among the Individual Accounts of the Members and former Members who are eligible to have a Company Profit Sharing Contribution credited on their behalf for such Plan Year, as set forth in Section 6.2 hereof. The amount of the forfeiture allocated under this Section 6.4 to the Individual Account of such Member or former Member shall be in the proportion that his Annual Compensation for such Plan Year bears to the total Annual Compensation for such Plan Year of all such Members and former Members.

If a Member or former Member who does not have any nonforfeitable right to his Individual Account terminates his employment and thereby forfeits his Individual Account, then in the event such Member or former Member is reemployed before he has incurred five (5) or more consecutive Breaks in Service, his Individual Account that was forfeited shall be restored by the Company at the time of his reemployment.

6.5 Notification to Members. At least quarterly, the Committee shall advise each Member, former Member, and Beneficiary for whom an Individual Account is held hereunder of the then balance in such account.

6.6 Maximum Annual Addition to Account or Benefit.

(a) Limitations. If the Employer maintains this Plan and one or more other qualified defined contribution plans, the Annual Additions (as defined in subsection (b) below) allocated under this Plan to any Member’s Individual Account shall be limited in accordance with the allocation provisions of this subsection 6.6(a).

The amount of the Annual Additions that may be allocated under this Plan to the Individual Account of any Member as of any Allocation Date, together with Annual Additions allocated on behalf of any such Member under any other defined contribution plan of the Employer for the Limitation Year (as defined in subsection (b) below) in which such Allocation Date occurs, shall not exceed the Maximum Permissible Amount (as defined in subsection (b) below), based upon compensation (as defined below for purposes of this Section 6.6) up to such Allocation Date for such Limitation Year.

If the Annual Additions allocated on behalf of a Member or former Member under this Plan and any other defined contribution plan of the Employer are to be reduced as of any Allocation Date as a result of exceeding the limitations described in the next preceding two paragraphs, such reduction shall be, to the extent required, effected by first reducing the Annual Additions to be allocated on behalf of such Member or former Member under this Plan as of such Allocation Date.

If as a result of the first three paragraphs of this subsection 6.6(a) the allocation of Annual Additions under this Plan is to be reduced, such reduction shall be made as follows:

(i) to the extent that the excess Annual Additions of such Member do not exceed the applicable dollar amount under Section 414(v) of the Code, reduced by Catch-Up Contributions previously made and Salary Reduction Contributions previously treated as Catch-Up Contributions for the taxable year in which the Plan Year ends, whether under this Plan or another elective deferral program (as defined under Section 402(g)(3) of the Code), the amount of the excess Annual Additions of such Member shall be recharacterized as Catch-Up Contributions, if such Member is otherwise eligible to make Catch-Up Contributions under Section 4.2 during the taxable year in which the excess Annual Addition arises; and

(ii) in the manner permitted by the Internal Revenue Service in the Employee Plans Compliance Resolution System, or other applicable guidance published in the Internal Revenue Bulletin, as may be amended from time to time.

(b) Definitions Applicable to Section 6.6. For purposes of Section 6.6, the following definitions shall apply:

(i) Annual Additions. Annual Additions are the sum of the following amounts allocated on behalf of a Member or former Member for a Limitation Year:

(1) all Employer contributions;

(2) forfeitures, if any;

(3) all Employee contributions, other than Catch-Up Contributions; and

(4) amounts allocated after March 31, 1984, to an individual medical benefit account, as defined in Code Section 415(l)(2), which is part of a pension or annuity plan maintained by the Employer, and amounts derived from contributions paid or accrued after December 31, 1985, in taxable years ending after such date, which are attributable to post-retirement medical benefits allocated to the separate account of a key employee (as defined in Code Section 419A(d)(3)) under a welfare benefit plan (as defined in Code Section 419(e)) maintained by the Employer.

Nothing in this definition of Annual Additions shall be construed as requiring the allocation of forfeitures to the Individual Accounts of Members, former Members, or Beneficiaries rather than to reduce Company Matching Contributions or Company Profit Sharing Contributions, as provided in Section 6.4 hereof.

(ii) Compensation. For purposes of this Section 6.6 and other sections of the Plan that specifically reference this Section 6.6(b)(ii), compensation shall mean “compensation” as defined in Section 415(c)(3) of the Code; provided, however, that compensation shall:

(1) be based on the amount actually paid or made available to the Member (or, if earlier, includible in the gross income of the Member) during the Limitation Year;

(2) include amounts paid by the later of (a) 2 1⁄2 months after the Member’s severance from employment or (b) the end of the Limitation Year that includes the date of the Member’s severance from employment, if such amounts are either (I) regular compensation that would have been paid to the Member before such severance from employment if the Member had continued in employment or (II) payments for unused accrued bona fide sick, vacation, or other leave, but only if the Member would have been able to use the leave if employment had continued and such amounts would have been included in compensation if they were paid before the Member’s severance from employment;

(3) include amounts that are paid to an individual who does not currently perform services for the Employer as a result of a severance from employment by reason of Qualified Military Service, but only to the extent those amounts do not exceed the amounts the individual would have received if the individual had continued to perform services for the Employer rather than entering Qualified Military Service; and

(4) not exceed the limit set forth in Section 401(a)(17)(A) of the Code, as adjusted by the Secretary of the Treasury for increases in the cost of living at the time and in the manner set forth in Section 401(a)(17)(B) of the Code.

(iii) Employer. Employer shall mean, in addition to the Company (as defined in Section 2.1(k) hereof, all members of a controlled group of corporations (as defined in Section 414(b) of the Code as modified by Section 415(h)), all commonly controlled trades or businesses (as defined in Section 414(c) as modified by Section 415(h)) or affiliated service groups (as defined in Section 414(m)) of which the Company is a part, and any other entity required to be aggregated with the Company pursuant to regulations under Section 414(o) of the Code.

(iv) Limitation Year. The Limitation Year shall be the twelve (12) consecutive month period ending on the last day of December or any other twelve (12) consecutive month period for all qualified plans of the Company pursuant to a resolution the Company adopts.

(v) Maximum Permissible Amount. The Maximum Permissible Amount for a given Limitation Year is equal to the lesser of (i) 100% of compensation or (ii) the amount set forth in Section 415(c)(1)(A) of the Code, as adjusted for increases in the cost-of-living under Section 415(d) of the Code. The limit on compensation referred to in this subparagraph (v) shall not apply to any contribution for medical benefits (within the meaning of Sections 401(h) or 419A(f)(2) of the Code) after separation from Service that is otherwise treated as an Annual Addition under Sections 419A(d)(2) or 415(l)(1) of the Code. If a short Limitation Year is created because of an amendment changing the Limitation Year to a different twelve (12) consecutive month period, the dollar limitation referred to above is multiplied by a fraction, the numerator of which is equal to the number of months in the short Limitation Year and the denominator of which is twelve.

6.7 Qualified Military Service. Notwithstanding any provision of this Plan to the contrary, contributions, benefits, and service credit with respect to Qualified Military Service will be provided in accordance with Section 414(u) of the Code.

ARTICLE VII

RETIREMENT

7.1 Normal or Late Retirement. A Member, upon reaching his Normal Retirement Date for the purposes of this Plan, shall be one hundred percent (100%) vested in his Individual Account, and such amount contained therein shall be nonforfeitable. If a Member continues in the service of the Company beyond his Normal Retirement Date, he shall continue to participate in the Plan.

7.2 Benefit. Subject to the requirements of Section 18.11 hereof, upon Retirement (whether normal or late Retirement in accordance with Section 7.1), a Member shall be entitled to the entire amount to the credit of his Individual Account as of the Valuation Date concurrent with or next following his date of Retirement, including his portion, if any, of Company Profit Sharing Contributions, Qualified Nonelective Contributions, and forfeitures allocated after his date of Retirement, adjusted for earnings and losses, if any, that accrue to the Valuation Date immediately preceding the date of distribution, if later. Upon his Retirement under this Article VII, a Member shall receive the benefits to which he is entitled at the time and in the manner provided in Article XV hereof.

ARTICLE VIII

DEATH

8.1 Death of Member. Upon the death of a Member while employed by the Company, such Member’s Individual Account shall thereupon become one hundred percent (100%) vested, and the amount contained therein shall be nonforfeitable. This paragraph shall apply to any former Member who dies while performing Qualified Military Service, as if the former Member had resumed employment on the day immediately preceding his death.

8.2 Designation of Beneficiary. Each Member and former Member may, from time to time, designate one or more Beneficiaries and alternate Beneficiaries to receive benefits pursuant to this Article in the event of the death of such Member or former Member. Such designation shall be made in the manner prescribed by the Committee and shall be effective only when filed with the Committee. The last such designation filed with the Committee shall control.

If a Member is married, his spouse shall automatically be designated his Beneficiary; provided, however, a Member may designate a Beneficiary other than his spouse in accordance with the preceding paragraph if (1) his spouse consents in the manner prescribed by the Committee to such designation, the consent acknowledges the effect of such designation and the designation is witnessed by a notary public, or (2) it is established to the satisfaction of the Committee that there is sufficient reason why the consent may not be obtained. Notwithstanding the foregoing, any designation by a Member of the Member’s spouse as Beneficiary will be null and void as a result of the divorce of the Member and such prior spouse if notice acceptable to the Committee of such divorce is received by the Committee before payment has been made in accordance with the existing designation or designations on file with the Committee or automatically made in accordance with the first sentence of this paragraph. If a Beneficiary designation is ineffective under the provisions of the preceding sentence, the amount that would have been distributed to the Member’s former spouse shall instead be distributed to the Member’s alternate Beneficiary if designated or pursuant to Section 8.4 if no alternate Beneficiary has been designated.

8.3 Benefit. Subject to the requirements of Section 18.11 hereof, upon the death of a Member or former Member, his Beneficiary shall be entitled to the entire amount to the credit of his Individual Account as of the Valuation Date concurrent with or next following his date of death including his portion, if any, of Company Profit Sharing Contributions, Qualified Nonelective Contributions, and forfeitures allocated after the date of his death, adjusted for earnings and losses, if any, that accrue to the Valuation Date immediately preceding the date of distribution, if later. Payment shall be made at the time and in the manner provided in Article XV hereof.

8.4 No Beneficiary. If a Member or former Member dies without a Beneficiary surviving him, then any amounts to which such Member, former Member, or Beneficiary is entitled must be paid to his estate. If a Member or former Member’s Beneficiary dies after the Member or former Member’s death, but before receiving the payment to which he is entitled, then any amounts to which such Member, former Member, or Beneficiary is entitled must be paid to the deceased Beneficiary’s estate.

For the purpose of this Plan, the production of a certified copy of the death certificate of any Employee or other person shall be sufficient evidence of death, and the Committee shall be fully protected in relying thereon. In the absence of such proof, the Committee may rely upon such other evidence of death as it deems necessary or advisable.

ARTICLE IX

DISABILITY

9.1 Disability. If a Member’s employment with the Company terminates as a result of his Disability, such Member’s Individual Account shall thereupon become one hundred percent (100%) vested, and the amount contained therein shall be nonforfeitable. This paragraph shall apply to any former Member who becomes Disabled while performing Qualified Military Service as if the former Member had resumed employment on the day immediately preceding his Disability.

9.2 Benefit. Subject to the requirements of Section 18.11 hereof, in the event of the Disability of a Member or former Member, he shall be entitled to the entire amount to the credit of his Individual Account as of the Valuation Date concurrent with or next following the date on which his termination of employment occurs as a result of his Disability including his portion, if any, of Company Profit Sharing Contributions, Qualified Nonelective Contributions, and forfeitures allocated after the date of his termination of employment, adjusted for earnings and losses, if any, that accrue to the Valuation Date immediately preceding the date of distribution, if later. Payments shall be made at the time and in the manner provided in Article XV hereof.

ARTICLE X

TERMINATION OF EMPLOYMENT AND FORFEITURES

10.1 Eligibility and Benefits.

(a) Salary Reduction, Designated Roth, Rollover, Qualified Nonelective, Deductible, and Nondeductible Contributions. If a Member’s employment with the Company and all Eligible Affiliates shall terminate for any reason other than his Retirement under Article VII, death under Article VIII, or Disability under Article IX, such Member shall be entitled to all of his Salary Reduction Contribution Account, Designated Roth Account, Rollover Contribution Account, Deductible Contribution Account, and all of his Nondeductible Contribution Account as of the Valuation Date concurrent with or next following the date on which his termination of employment occurs, including his portion, if any, of Salary Reduction Contributions and Qualified Nonelective Contributions allocated after the date of his termination of employment, adjusted for earnings and losses, if any, that accrue to the Valuation Date immediately preceding the date of distribution, if later.

(b) Company Matching Contributions and Company Profit Sharing Contributions. In addition, such Member shall be entitled to a percentage of the amount in his Company Matching Contribution Account and his Company Profit Sharing Account as of the Valuation Date concurrent with or next following the date on which his termination of employment occurs, including his portion, if any, of Company Matching Contributions, Company Profit Sharing Contributions, and forfeitures allocated after the date of his termination of employment, adjusted for earnings and losses, if any, that accrue to the Valuation Date immediately preceding the date of distribution, if later. The percentage of a Member’s Company Matching Contribution Account and Company Profit Sharing Account to which he is entitled shall be determined in accordance with the following schedule:

Completed Years of Vesting Service	Percentage Payable
Less than 1 year	0%
1 year but less than 2 years	20%
2 years but less than 3 years	40%
3 years but less than 4 years	60%
4 years but less than 5 years	80%
5 years or more	100%

The provisions of this paragraph (b) shall be subject to the provisions of Section 17.3 hereof, which shall be given full effect.

10.2 Time of Payment. The amount to which a Member shall be entitled under Section 10.1 shall be paid to him at the time and in the manner provided in Article XV hereof.

10.3 Forfeitures. A Member to whom Section 10.1 is applicable shall forfeit that portion of the amount in his Individual Account to which he is not entitled under Section 10.1, and the amount thus forfeited shall remain in the Trust Fund and shall be used pursuant to the provisions of Section 6.4. A Member who does not have any nonforfeitable right to his Individual Account shall be deemed to have received a cashout distribution pursuant to Section 15.3 hereof, and shall forfeit the amount in such Individual Account in the Plan Year in which his separation from Service occurs. A Member who receives a cashout distribution in accordance with the provisions of Section 15.3 hereunder shall forfeit that portion of his Individual Account to which he is not entitled under Section 10.1 in the Plan Year in which the cashout distribution occurs. A Member who is entitled to a portion of his Individual Account but who is not one hundred percent (100%) vested in such Individual Account and who does not receive a cashout distribution under Section 15.3, shall forfeit that portion of his Individual Account to which he is not entitled under Section 10.1 in the Plan Year in which he incurs five (5) consecutive Breaks in Service.

10.4 Forfeitures for Cause. In the event a Member who has not completed at least three (3) years of Vesting Service is discharged due to his dishonest or criminal act (proven by conclusive evidence to the unanimous satisfaction of the Committee) or due to embezzlement, fraud, or dishonesty against and damaging to the Company whereby the reasons for such discharge are confirmed by resolution of the board of directors or other governing authority of the Company, the entire amount credited to the benefit of such Member in his Company Matching Contribution Account and Company Profit Sharing Account shall be forfeited and neither he nor his Beneficiary shall be entitled to any benefit hereunder with respect to such amounts. Likewise, any amounts credited to, but not distributed from, the Company Matching Contribution Account and Company Profit Sharing Account of a former Member who has not completed at least three (3) years of Vesting Service shall be forfeited upon the discovery of any embezzlement, fraud, or dishonesty of such former Member against and damaging to the Company. Notwithstanding the foregoing, in the event the Plan is top-heavy for any Plan Year, pursuant to Section 19.2 hereof, the provisions of Section 10.1 shall supersede this Section 10.4 and shall be controlling for all purposes hereunder.

ARTICLE XI

WITHDRAWALS AND LOANS

11.1 Loans to Members. Subject to whatever rules the Committee promulgates from time to time, when a Member applies for a loan, the Committee may, in its sole and absolute discretion, direct the Trustee to make a loan to such Member from his Rollover Contribution Account, and after his Rollover Contribution Account is depleted, from his Salary Reduction Contribution Account and Designated Roth Account upon such terms as the Committee considers appropriate, subject to the following requirements.

The maximum amount that may be loaned is the lesser of (i) $50,000.00, reduced as provided below, or (ii) one-half of the sum of the value of the Member’s Rollover Contribution Account and the value of the Member’s Salary Reduction Contribution Account and Designated Roth Account as of the Valuation Date next preceding the date on which the Committee receives the Member’s loan application. The $50,000.00 limitation shall be reduced by the excess (if any) of:

(a) the highest outstanding balance of loans from the Plan to the Member during the one-year period ending on the day before the date on which such loan was made, over

(b) the outstanding balance of loans from the Plan to the Member on the date on which such loan was made.

For purposes of the limitation in the preceding sentence, “loans from the Plan to the Member” include all loans from all plans maintained by the Company and any Affiliate.

The minimum amount that may be loaned is the sum of: (i) One Thousand and No/100 Dollars ($1,000.00) and (ii) an amount equal to the Plan’s loan administration fee in effect on the date on which the loan is made. Only one loan from the Plan per calendar year may be approved for any Member, and no more than one such loan may be outstanding to the Member from this Plan at any time. Notwithstanding the foregoing, any loans to a Member that were granted under an AirTran tax-qualified plan that are subsequently transferred to this Plan may remain outstanding and be paid in accordance with their terms even if such Member’s total loans will then exceed one loan, but the Member may not take an additional loan from the Plan until such time that any additional loan granted from the Plan is the Member’s only outstanding loan. Loans shall be granted by the Committee in a uniform and nondiscriminatory manner. Each loan shall bear a reasonable rate of interest and be adequately secured and shall by its terms require repayment in no later than five years, unless such loan is used to acquire any dwelling unit that within a reasonable time is to be used (determined at the time the loan is made) as a principal residence of the Member. All loans shall be repaid pro rata to the applicable account from which the loan proceeds were paid pursuant to a salary deduction procedure established by the Committee unless the Member is on an authorized leave of absence or transfers to a location that does not participate in a salary deduction procedure, in which case payment shall be made to the principal office of the Company by check.

All loans to Members granted under this provision are to be considered a directed investment of such Member. The loan shall remain an asset of the Trust, but to the extent of the outstanding balance of any such loan at any time, the Rollover Contribution Account and, if applicable, Salary Reduction Contribution Account and Designated Roth Account of the Member to whom such loan is made alone shall share in any interest paid on such loan and alone shall bear any expense or loss incurred in connection with such loan. The Trustee may retain any principal or interest paid on any such loan in an interest-bearing segregated account held on behalf of the Member to whom such loan is made until the Trustee deems it appropriate to add such amounts to a Member’s Rollover Contribution Account, and if applicable, Salary Reduction Contribution Account and Designated Roth Account. Each loan applicant shall receive a statement of the charges involved in each loan transaction. This statement shall include the dollar amount and annual interest rate of the finance charge. Any outstanding loan or loans to a Member shall, if not paid when due, be liquidated out of the interest of such Member; provided, however, that no such liquidation shall occur before the time a Member is entitled to receive a distribution under Article VII, VIII, IX or X hereof or a withdrawal under Section 11.2(b) hereof. No distribution shall be made to any Member or former Member, or to a Beneficiary or Beneficiaries, or the estate of a Member unless and until all unpaid loans to such Member, together with interest, have been liquidated, as described above, or paid in full.

For loans made on or after March 27, 2020 and before September 23, 2020, to a Qualified Individual (as defined below in Section 11.2) the limits in the second paragraph of this Section 11.1 shall be changed as follows:

(i) The limit in (ii) shall refer to “all” of the Member’s interest in the designated accounts rather than “one half”; and

(ii) The $50,000 limit shall be $100,000.

A Member who is a Qualified Individual may have one loan that meets the foregoing requirements in addition to one other loan that is outstanding or that may be applied for and approved under other provisions of this Section.

If a Qualified Individual has an outstanding loan from the Plan on or after March 27, 2020, then: (1) if the date for any repayment of such loan occurs during the period from March 27, 2020, to December 31, 2020 (the “Suspension Period”), the due date is extended for up to one year (the “Extension Period”); (2) the due date of the loan will be extended for the Extension Period; (3) the Plan will adjust any subsequent repayments to reflect the extension of the due date and any interest accrued during the Suspension Period; and (4) the Plan will disregard the Extension Period in determining the 5-year period and the loan term under Code §72(p)(2)(B) or (C).

11.2 Withdrawals.

(a) Hardship. If a Member has a hardship, he may withdraw pro-rata from his Rollover Contribution Account, Salary Reduction Contribution Account, and Designated Roth Account. He may not withdraw (1) Qualified Nonelective Contributions, (2) Company Matching Contributions, (3) Company Profit Sharing Contributions, or (4) any income on his Salary Reduction Contributions, Designated Roth Account, and Qualified Nonelective Contributions. A Member who wants a hardship withdrawal must request it in the manner the Committee prescribes. The Committee will adopt nondiscriminatory and objective standards for evaluating such requests. A Member who has a deferral election in effect under a Company or an Affiliate’s nonqualified plan for the Plan Year is ineligible to receive a hardship withdrawal in the same Plan Year.

Hardship means a Member’s immediate and heavy financial need for funds that he lacks in cash or other reasonably available liquid assets to satisfy the need. The Committee determines whether a Member suffers hardship under this Section, in its sole and absolute discretion, after a full review of the Member’s request and the evidence he presents showing hardship.

Any withdrawal for hardship may not exceed the amount necessary to satisfy the immediate and heavy financial need created by the hardship (including any amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the withdrawal). Any Member’s request for a hardship withdrawal is considered necessary to meet the Member’s immediate and heavy financial need if the Member has (1) obtained all currently available distributions under the Plan and all other Company deferred compensation plans (whether qualified or nonqualified), other than hardship distributions; (2) obtained all nontaxable loans permitted under all plans the Company maintains; (3) provided a written or electronic representation to the Committee that he has insufficient cash or other liquid assets reasonably available to satisfy the need; and (4) the Committee does not have actual knowledge that is contrary to the representation.

Expenses that may warrant approval of a Member’s request for a hardship withdrawal include:

(i) medical care expenses (or expenses to obtain medical care) that would be deductible under Code Section 213(d), determined without regard to the limitations of Code Section 213 (regarding the applicable adjusted gross income percentage and the medical care recipients), as long as the medical care recipient is a primary Beneficiary (if not a medical care recipient listed in Code Section 213(a));

(ii) costs directly related to the Member’s purchase of his principal residence (excluding mortgage payments);

(iii) tuition payments, related educational fees, and room and board expenses for up to the next 12 months of post-secondary education for the Member, his or her spouse, children, dependents (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B)), or for a primary Beneficiary;

(iv) payments necessary to prevent the Member’s eviction from his principal residence or foreclosure on the mortgage of that residence;

(v) payments for burial or funeral expenses for the Member’s deceased parent, spouse, children, or dependents (as defined in Code Section 152 of the Code, disregarding Code Sections 152(b)(1), (b)(2) and (d)(1)(B)), or for a deceased primary Beneficiary;

(vi) repair expenses for damage to the Member’s principal residence that would qualify for the casualty deduction under Code Section 165 (disregarding Code Section 165(h)(5) and whether the loss exceeds 10% of adjusted gross income);

(vii) expenses and losses (including income loss) the Member incurred because of a disaster declared by the Federal Emergency Management Agency (FEMA) under the Robert T. Stafford Disaster Relief and Emergency Assistance Act, Public Law 100-707, as long as the Member’s principal residence or principal place of employment at the time of the disaster was located in an area designated by FEMA for individual assistance for the disaster; and

(viii) any other expenses the Committee determines to be within this Section’s intent.

(b) Attainment of Age 59 1⁄2. A Member who has attained the age of fifty-nine and one-half (59 1⁄2) may elect, in the manner prescribed, within the period the Committee establishes for such elections, to withdraw all or any portion of his or her vested interest in his or her Individual Account (determined pursuant to Section 10.1(b)). Any partial withdrawal must be taken from such Member’s Individual Account in the following order: first, from the Member’s Rollover Contribution Account until such account is fully depleted; second, from the Member’s Salary Reduction Contribution Account until such account is fully depleted; third, from the Member’s Designated Roth Account until such account is fully depleted; and fourth, from the Member’s Company Matching Contribution Account until such account is fully depleted. Notwithstanding the foregoing, partial withdrawals upon attainment of age 59 1⁄2 of any portion of a Member’s Individual Account attributable to (i) his or her vested Company Profit Sharing Account (subject to the requirements of Section 18.11 hereof), or (ii) his or her vested AirTran TechOps Plan subaccount, are permitted without restriction on the source of the account or subaccount (i.e., partial withdrawals are not subject to withdrawal in a specific order, as described in the preceding sentence). The amount available for withdrawal is determined as of the Valuation Date next following the date on which the Committee receives the Member’s withdrawal election, and the withdrawal amount shall be distributed to the Member as soon as practicable thereafter.

(c) Withdrawals from Rollover Contribution Account. Within the period the Committee establishes for such elections, a Member may withdraw all or any portion of his Rollover Contribution Account. The amount available for withdrawal shall be determined on the next Valuation Date after the date on which the Committee receives the Member’s withdrawal election, and the withdrawal amount shall be distributed to the Member as soon as practicable thereafter.

(d) Automatic Enrollment Contributions. Any Member may elect, within the ninety (90) day period after the first date on which amounts are contributed on his behalf pursuant to a deemed election under Section 4.1 hereof, and in the manner prescribed by the Committee, to withdraw the entire amount of such Salary Reduction Contributions made before the date of such withdrawal election (adjusted for earnings and/or losses attributable thereto). The amount available for withdrawal shall be determined as of the Valuation Date next following the date on which the Committee receives the Member’s withdrawal election, and the withdrawal amount shall be distributed to the Member as soon as practicable thereafter. In the event a Member elects to withdraw the Salary Reduction Contributions made on his behalf pursuant to a deemed election, as provided above, all Company Matching Contributions (adjusted for earnings and/or losses attributable thereto) made on behalf of such Member and attributable to the Salary Reduction Contributions withdrawn under this subparagraph (e) shall be forfeited and the amount thus forfeited shall be used pursuant to the provisions of Section 6.4. Furthermore, the deemed election of such Member under Section 4.1 shall automatically terminate on the date of an election to withdraw under this subparagraph (e) and no further Salary Reduction Contributions shall be made on behalf of such Member until the later of: (i) the date on which the Member makes an affirmative election under Section 4.1 hereof to have Salary Reduction Contributions made on his behalf or (ii) a subsequent Deemed Election Date of such Member.

(e) Nondeductible and Deductible Contribution Accounts. Effective as of any Valuation Date, a Member may, upon prior notice acceptable to the Committee and within the time period established by the Committee for such elections, elect to withdraw from his Nondeductible and Deductible Contribution Accounts any or all of the balance thereof, as of such Valuation Date. If a Member timely elects such a withdrawal, distribution shall be made as soon as practicable following such Valuation Date.

(f) Qualified Reservist Withdrawal. A Member who (by reason of being a member of a reserve component, as such term is defined in Section 101 of Title 37, United States Code), is ordered or called to active duty after September 11, 2001 for a period in excess of one hundred seventy-nine (179) days, or for an indefinite period, may, upon the approval of the Committee, take a “Qualified Reservist Withdrawal”, as such term is defined below, from his Salary Reduction Contribution Account. A Qualified Reservist Withdrawal is a withdrawal of all or any portion of a Member’s Salary Reduction Contribution Account or Designated Roth Account that is made during the period beginning on the date of a Member’s order or call to active duty, as set forth above, and ending on the last day of the active duty period. The amount available for withdrawal shall be determined as of the Valuation Date next following the date on which the Committee receives the Member’s withdrawal election, and the withdrawal amount shall be distributed to the Member as soon as practicable thereafter.

(g) In-Service Withdrawals for AirTran TechOps Members. Members who transferred to the Plan from the AirTran TechOps Plan and continue in employment after reaching age 55 may withdraw all or any portion of employer matching amounts held in their AirTran TechOps Plan subaccounts upon attaining age 55.

(h) Qualified Hurricane Distributions. Effective as of April 1, 2018, despite anything in the Plan to the contrary, a Member who is a Qualified Individual, as defined by Pub. L. No. 115-63, § 502(c)(3)(A), may take a Qualified Hurricane Distribution, as such term is defined in Pub. L. No. 115-63, § 502(a)(4)(A), from his Salary Reduction Contribution Account up to $100,000. A Member may withdraw any portion of his Salary Reduction Contribution Account or Designated Roth Account as a Qualified Hurricane Distribution. The amount available for withdrawal will be determined on the first Valuation Date after the date when the Committee receives the Member’s withdrawal election, and the withdrawal amount will be distributed to the Member as soon as practicable thereafter.

(i) A Member who receives a Qualified Hurricane Distribution (from this Plan or another eligible retirement plan as defined in Code Section 402(c)(8)(B)), at any time during the three-year period beginning on the day after receipt of the distribution, may make one or more contributions to the Plan, as rollover contributions, in an aggregate amount not to exceed the amount of such distribution.

(i) CARES Act Distributions. During the period from January 1, 2020, to December 31, 2020, a Qualified Individual (as defined below) may take a CARES Act Distribution as described in this Section 11.2(i) of up to $100,000 from the Trust.

(i) Qualified Individual. A Qualified Individual is a Member to whom one or more of the following applies:

(A) The Member is diagnosed with the virus SARS-Co-v-2 or with coronavirus disease 2019 (“COVID-19”) by a test approved by the Centers for Disease Control and Prevention (including a test authorized under the Federal Food, Drug, and Cosmetic Act);

(B) The Member’s spouse or dependent (as defined in section 152 of the Code) is diagnosed with COVID-19 by a test approved by the Centers for Disease Control and Prevention (including a test authorized under the Federal Food, Drug, and Cosmetic Act); or

(C) The Member experienced adverse financial consequences because:

(I) The Member, the Member’s spouse or a member of the Member’s household was quarantined, furloughed or laid off, or had work hours reduced due to COVID-19;

(II) The Member, the Member’s spouse or a member of the Member’s household was unable to work due to lack of childcare due to COVID-19;

(III) A business owned and operated by the Member, the Member’s spouse or a member of the Member’s household closed or reduced hours due to COVID-19; or

(IV) The Member, the Member’s spouse or a member of the Member’s household had a reduction in pay (or self-employment income) due to COVID-19 or had a job offer rescinded or start date for a job delayed due to COVID-19.

A “member of the Member’s household” is someone who shares the Member’s principal residence. Each Member will self-certify that he satisfies one or more of the above conditions before receiving a CARES Act Distribution.

(ii) A CARES Act Distribution may be recontributed to the Plan as a roll-over contribution. The recontribution must be made during the 3-year period beginning on the day after the date on which the distribution was received.

(j) Qualified Disaster Recovery Distribution.

(i) General. Effective for qualified disasters occurring on or after January 26, 2021, a Qualified Disaster Recovery Distribution (“QDR Distribution”) may be made within 180 days of the Applicable Date to any Member who sustained an economic loss to his/her principal place of residence as a result of such Qualified Disaster.

(ii) Amount. The maximum QDR Distribution that a Member may receive without penalty is $22,000 per qualified disaster. The limit applies in aggregate to all of the Member’s accounts under employer-sponsored retirement plans and individual retirement accounts; provided that a Member may not receive a QDR Distribution in an amount that exceeds the Member’s Individual Account balance at the time of the distribution.

(iii) Taxes. A QDR Distribution is not an eligible rollover distribution, is not subject to the 10% early withdrawal penalty, and is taxed over a three-year period.

(iv) Repayment. The Member may repay the full amount of the QDR Distribution during the 3-year period beginning on the day after the distribution was received.

(v) Definitions.

(A) Applicable Date. The first day of the Incident Period.

(B) Incident Period. The Incident Period means the period specified by the Federal Emergency Management Agency as the period during which such disaster occurred.

(C) Qualified Disaster. A Qualified Disaster means any disaster with respect to which a major disaster has been declared by the President under section 401 of the Robert T. Stafford Disaster Relief and Emergency Assistance Act after December 27, 2020.

(k) Qualified Birth or Adoption Distributions.

(i) General. Effective January 1, 2024, a Member may receive a Qualified Birth or Adoption Distribution (“QBA Distribution”). Any QBA Distribution will not be subject to the early distribution penalty.

(ii) Amount. The maximum QBA Distribution is $5,000 per Qualified Birth or Adoption. The limit applies to each Member individually.

(iii) Qualified Birth or Adoption. Qualified Birth or Adoption means any distribution during the one-year period beginning on the date on which the Member’s child is born or the Member’s legal adoption of an Eligible Adoptee is finalized.

(iv) Eligible Adoptee. Eligible Adoptee means any individual (other than a child of the Member’s spouse) who has not attained age 18 or is physically or mentally incapable of self-support.

(v) Repayment. The Member may repay the full amount of the QDR Distribution during the three-year period beginning on the day after the distribution was received. Repayment may be made in one or more payments.

(vi) Tax Return. The Member must include the name, age, and taxpayer identification number of the child or adoptee on the Member’s tax return for the year of distribution.

ARTICLE XII

INVESTMENT OF THE TRUST FUND

12.1 Member Direction of Investment.

(a) Investment of Contributions. Each Member shall have the right, within the guidelines established by the Committee, to direct the Committee to instruct the Trustee to invest any percentage, up to one hundred percent (100%), of the contributions made by or on behalf of such Member in one or more of such investment media as the Committee may designate from time to time. The Committee shall direct the Trustee or, if applicable, an Investment Manager as to the investments in which Members may invest. The Committee may determine to offer as investment media any investment fund, program, or other vehicle that is suitable as a proper and permissible investment of contributions made to a retirement plan qualified pursuant to Section 401(a) of the Code; but the Southwest Airlines Co. Stock Fund will be as an investment option. The investment directions of the Members shall be implemented by the Trustee or, if applicable, an Investment Manager; provided, however, that the Trustee or, if applicable, an Investment Manager shall not be obligated to follow the investment direction of a Member if such direction would result in a prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code, would generate income that would be taxable to the Plan, or:

(i) would not be in accordance with the documents and instruments governing the Plan insofar as such documents and instruments are consistent with the provisions of Title I of ERISA;

(ii) would cause a fiduciary to maintain the indicia of ownership of any assets of the Plan outside the jurisdiction of the district courts of the United States other than as permitted by Section 404(b) of ERISA and Department of Labor Regulations §2550.404b-1;

(iii) would jeopardize the Plan’s tax qualified status under the Code;

(iv) could result in a loss in excess of a Member’s or Beneficiary’s account balance; or

(v) would result in a direct or indirect:

(1) sale, exchange, or lease of property between the Company (or any Affiliate) and the Plan except for the acquisition or disposition of any interest in a fund, sub-fund or portfolio managed by the Company (or an Affiliate), or the purchase or sale of any qualifying employer security (as defined in Section 407(d)(5) of ERISA) which meets the conditions of Section 408(e) of ERISA and subparagraph (4) below;

(2) loan to the Company or any Affiliate;

(3) acquisition or sale of any employer real property (as defined in Section 407(d)(2) of ERISA); or

(4) acquisition or sale of any employer security, except to the extent that any such employer security and any such acquisition or sale complies with the requirements of Department of Labor Regulations §2550.404c-1(d)(2)(ii)(E)(4).

(b) Modification of Investment Media. The Committee shall be authorized at any time, and from time to time, to modify, alter, delete, or add to the funds available for investment at the direction of a Member. In the event a modification occurs, the Committee shall notify those Members whom the Committee, in its sole and absolute discretion, determines are affected by the change and shall give such persons such additional time as is determined by the Committee to designate the manner and percentage in which amounts invested in those funds thereby affected shall be invested.

The Committee shall not be obligated to substitute funds of similar investment criteria for existing funds, nor shall it be obligated to continue the types of investments presently available to the Members. Nothing contained herein shall constitute any action by the Committee as a direction of investment of the assets or an attempt to control such direction.

(c) Investment Direction. Any Member, on or before entry into the Plan, within the time period established by the Committee, may designate the manner and the percentage in which the Member desires the Trustee or, if applicable, an Investment Manager to invest his current contributions and forfeitures, pursuant to the provisions set forth above, which designation shall continue in effect until revoked or modified by the Member. If a Member fails to designate the investment of his current contributions and forfeitures on or before his entry into the Plan, or if a Member wishes to change such designation, the Member may make such designation or change, within the time period established by the Committee, to become effective for all future contributions and forfeitures as soon as practicable following the date of receipt by the Committee of such designation or change, and such designation or change shall continue in effect until revoked by the Member in accordance with this Plan.

Any amounts with respect to which the Trustee or, if applicable, an Investment Manager fails to receive a proper investment direction from any Member shall be invested, as directed by the Committee, in a qualified default investment alternative, as defined in Department of Labor Regulations §2550.404c-5 and such other subsequent guidance as may be promulgated by the Department of Labor, and with respect to which the other conditions set forth in Department of Labor Regulations §2550.404c-5 are met, including, but not limited to, the delivery to the Member of any material provided to the Plan that relates to the Member’s investment therein. All investment designations shall be made in the manner prescribed by the Committee.

The Committee shall maintain separate subaccounts in the name of each Member within his Individual Account to reflect such Member’s accrued benefit attributable to his directed investment in the above investment media.

12.2 Conversion of Investments.

(a) Member’s Individual Account. Effective as of any Valuation Date, within the time period prior thereto established by the Committee, and subject to any restrictions on transfer imposed under particular investment funds, a Member who has an account balance in his Individual Account in excess of any loan receivables from such Member may, pursuant to guidelines established by the Committee, direct the Committee to instruct the Trustee to convert any percentage, up to one hundred percent (100%), of such amount in his Individual Account (in excess of the loan receivables) that is invested in any of the investment media offered for investment under the Plan into one or more other of such investment media. Such direction shall be effective as soon as practicable following the date of receipt by the Committee of such direction to convert. Notwithstanding any provision herein to the contrary, applicable fund redemption and short-term trading fees may be imposed upon the Member’s Individual Account in connection with any direction by such Member to convert investments hereunder.

(b) Conversion Directions. A direction to convert by any eligible Member shall be irrevocable and shall be made in the manner prescribed by the Committee within the time period established by the Committee. Any conversion of investments pursuant to this Section 12.2 shall not affect a Member’s direction of investments with respect to his future contributions and forfeitures pursuant to Section 12.1.

(c) Direction of Spouse. If a Member’s spouse who is not a Member in this Plan acquires an interest in a Member’s Individual Account pursuant to a qualified domestic relations order, then the Member’s spouse may direct the Committee to convert the investment of the interest to which such spouse is thus entitled in the same manner and at the same time as the Member may direct a conversion of investments, as provided above. If such spouse becomes a Member of the Plan, the spouse shall be entitled to convert such investments in accordance with the rights of Members in the Plan.

(d) Miscellaneous. The Committee is authorized to establish such other rules and regulations, including adding additional times to convert investments, as it determines are necessary to carry out the provisions of Section 12.1 and this Section 12.2, the specific dates of conversion to be determined by the Committee, and all earnings on the Member’s investments after such dates shall be allocated in accordance with the Member’s Individual Accounts, as adjusted on such dates. The Committee shall be authorized to modify the allocations of earnings, provided such change is made on a reasonable and nondiscriminatory basis.

ARTICLE XIII

ADMINISTRATION

13.1 Appointment of Committee. The Plan shall be administered by a Committee consisting of at least three or more persons who shall be appointed by and serve at the pleasure of the board of directors of the Company. All usual and reasonable expenses of the Committee shall be paid by the Trustee out of the principal or income of the Trust and, to the extent not so paid, shall be paid by the Company. The members of the Committee shall not receive compensation with respect to their services for the Committee. The members of the Committee may serve without bond or security for the performance of their duties hereunder unless applicable law makes the furnishing of such bond or security mandatory or unless required by the Company. Any member of the Committee may resign by delivering his resignation to the Company and to the other members of the Committee.

13.2 Committee Powers and Duties. The Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties:

(a) to construe and interpret the Plan, decide all questions of eligibility and determine the amount, manner, and time of payment of any benefits hereunder;

(b) to prescribe procedures to be followed by distributees in obtaining benefits;

(c) to make a determination as to the right of any person to a benefit and to afford any person dissatisfied with such determination the right to a hearing thereon;

(d) to receive from the Company, Eligible Affiliates, and Members such information as shall be necessary for the proper administration of the Plan;

(e) to delegate to one or more of the members of the Committee the right to act in its behalf in all matters connected with the administration of the Plan and Trust;

(f) to receive and review reports of the financial condition and of the receipts and disbursements of the Trust Fund from the Trustee;

(g) to appoint or employ for the Plan any agents it deems advisable, including, but not limited to, legal counsel; and

(h) to take any and all further actions from time to time as the Committee, in its sole and absolute discretion, shall deem necessary for the proper administration of the Plan.

The Committee shall have no power to add to, subtract from or modify any of the terms of the Plan, nor to change or add to any benefits provided by the Plan, nor to waive or fail to apply any requirements of eligibility for benefits under the Plan. The Committee shall have full and absolute discretion in the exercise of each and every aspect of its authority under this Plan, including without limitation, all of the rights, powers and authorities specified in this Section 13.2 and, if applicable, in Section 13.3 hereof.

A majority of the members of the Committee shall constitute a quorum for the transaction of business. No action of the Committee shall be taken except upon a majority vote of the Committee members, other than as described in subparagraph (e) above. An individual shall not vote or decide upon any matter relating solely to himself or vote in any case in which his individual right or claim to any benefit under the Plan is particularly involved. If, in any case in which a Committee member is so disqualified to act, and the remaining members cannot agree, the board of directors of the Company will appoint a temporary substitute member to exercise all the powers of the disqualified member concerning the matter in which he is disqualified.

13.3 Duties and Powers of the Plan Administrator. The Plan Administrator shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties:

(a) to file with the Secretary of Labor the annual report and other pertinent documents that may be requested by the Secretary;

(b) to file with the Secretary of Labor such terminal and supplementary reports as may be necessary in the event of the termination of the Plan;

(c) to furnish each Member, former Member and each Beneficiary receiving benefits hereunder a summary plan description explaining the Plan and such other information as may be required by ERISA, including without limitation the information required to be disclosed pursuant to Department of Labor Regulations §2550.404a-5;

(d) to furnish any Member, former Member or Beneficiary, who requests in a manner acceptable to the Committee statements indicating such Member’s, former Member’s or Beneficiary’s total accrued benefits and nonforfeitable benefits, if any;

(e) to furnish to a Member a statement containing information contained in a registration statement required by Section 6057(a)(2) of the Code;

(f) to maintain all records necessary for verification of information required to be filed with the Secretary of Labor;

(g) to allocate the assets of the Plan available to provide benefits to Members in the event the Plan should terminate; and

(h) to report to the Trustee all available information regarding the amount of benefits payable to each Member, the computations with respect to the allocation of assets, and any other information that the Trustee may require in order to terminate the Plan.

13.4 Rules and Decisions. The Committee may adopt such rules as it deems necessary or desirable. All rules and decisions of the Committee shall be uniformly and consistently applied to all Employees in similar circumstances.

13.5 Claims and Litigation.

(a) Claims for benefits or rights under the Plan must be filed with the Committee in accordance with the procedures the Committee establishes. A claim will be timely filed if it is received by the Committee within one year of such benefit or right becoming due or the receipt of any benefit with respect to which a claim is asserted, whichever is earlier. Claims that are not timely filed with the Committee are barred from consideration by the Committee and from legal action. The Committee is required to provide a notice to any person whose claim for benefits or rights under the Plan has been denied, setting forth the specific reasons for such denial. The Committee shall adopt rules or procedures to carry out the intent of this Section and to provide a basis for a full and fair review by the Committee of the decision denying the claim and provide such person with an opportunity to supply any evidence such person has to sustain the claim.

(b) Subject to and without waiver of full compliance with the Plan’s claims procedures described in Section 13.5(a) which, to the extent applicable, must be exhausted with respect to any claim before any legal action, all Covered Claims (as defined in Section 13.5(c) below) are subject to the requirements and limitations of Section 13.5(d) below.

(c) Any claim made by or on behalf of an eligible Employee, Member or Beneficiary (a “Claimant”) that arises out of, relates to, or concerns the Plan or the Trust, including without limitation any claim for benefits under the Plan or Trust; any claim asserting a breach of, or failure to follow, the terms of the Plan or Trust; and any claim asserting a breach of, or failure to follow, any provision of ERISA or the Code, including without limitation claims for breach of fiduciary duty, ERISA §510 claims, and claims for failure to timely provide notices or information required by ERISA or the Code (collectively, “Covered Claims”), shall be resolved exclusively through litigation filed in the appropriate court described in Section 13.5(h) below and solely in the Claimant’s individual name and capacity. For purposes of this Section 13.5(c), the term “Covered Claims” includes all claims asserted by a Claimant, whether such claims are asserted solely against one or more of the Plan’s fiduciaries or are asserted against the Company or any non-fiduciary (for example, a Plan service provider).

(d) Covered Claims may not be brought in a representative capacity or on a class, collective or group basis. Each claim or legal action for benefits or rights under the Plan shall be limited solely to one Claimant’s Covered Claims, and that Claimant may not seek or receive any remedy that has the purpose or effect of providing additional benefits or monetary relief to any eligible Employee, Member, Beneficiary or alternate payee other than the Claimant. For example, with respect to any claim brought under ERISA §502(a)(2) to seek appropriate relief under ERISA §409, the Claimant’s remedy, if any, shall be limited to (i) the alleged losses to the Claimant’s Individual Account resulting from the alleged breach of fiduciary duty, (ii) a prorated portion of any profits allegedly made by a fiduciary through the use of Plan assets where such pro-rated amount is intended to provide a remedy solely to Claimant’s Individual Account, and/or (iii) such other remedial or equitable relief as the Committee or the court deems proper so long as such remedial or equitable relief does not include or result in the provision of additional benefits or monetary relief to any eligible Employee, Member, Beneficiary or alternate payee other than the Claimant, and is not binding on the Plan Administrator or Trustee with respect to any eligible Employee, Member, Beneficiary or alternate payee other than the Claimant.

(e) The requirement in Section 13.5(c) and (d) above that (x) all Covered Claims be brought solely in a Claimant’s individual capacity and not in a purported group, class, collective or representative capacity, and (y) that no Claimant shall be entitled to receive, and shall not be awarded, any relief other than individual relief, shall govern and is a material and non-severable term of the Plan and is accepted by the Plan and binding on all eligible Employees, Members and Beneficiaries, including former Members and Beneficiaries with respect to Covered Claims. No court may compel or permit any group, class, collective or representative action or join any other party to any action. Any dispute or issue as to the applicability or validity of Sections 13.5(c) and (d) shall be determined by a court of competent jurisdiction.

(f) Nothing in Sections 13.5(c) and (d) shall be construed to preclude a Claimant from seeking injunctive relief, including, for example, seeking an injunction to remove or replace a Plan fiduciary even if such injunctive relief has an incidental impact on other eligible Employees, Members or Beneficiaries.

(g) Litigation cannot be taken for Covered Claims that are barred or more than three years after the Committee’s final claim determination with respect to claims that are denied.

(h) Litigation to challenge a final claim determination or to address any other dispute arising out of or relating to the Plan must be brought in Federal court in Dallas County, Texas. The Federal courts in Dallas County, Texas have exclusive jurisdiction over all disputes arising out of or in any way relating to the Plan.

13.6 Committee Procedures. The Committee shall establish such rules and procedures as it may deem appropriate for the proper administration of the Plan and may delegate to the Company’s Benefit Department the responsibility for the day-to-day activities of the Plan. The Committee shall keep a record of all meetings.

13.7 Authorization of Benefit Payments. The Committee shall issue directions to the Trustee concerning all benefits that are to be paid from the Trust Fund pursuant to the provisions of the Plan. The Committee shall keep on file, in such manner as it may deem convenient or proper, all reports from the Trustee.

13.8 Payment of Expenses. All expenses incident to the administration of the Plan and Trust, including but not limited to, actuarial, legal, accounting, investment advisory, investment education, recordkeeping, Trustee’s fees, and any other Plan administrative expenses that are not paid or reimbursed with revenue sharing amounts from the Plan’s investment media shall be paid by the Trustee from the Trust Fund (including forfeitures) and, until paid, shall constitute a first and prior claim and lien against the Trust Fund. To the extent such expenses are not paid by the Trustee from revenue sharing amounts or from the Trust Fund, they shall be paid by the Company.

13.9 Indemnification of Members of the Committee. The Company shall, to the maximum extent permitted under the Company’s bylaws, indemnify the members of the Committee against liability or loss sustained by them by an act or failure to act in their capacity as members of the Committee.

13.10 Recovery of Certain Payments; Equitable Lien. By accepting any amounts paid from the Trust Fund, the payee acknowledges and agrees that the Plan has an equitable lien and constructive trust on any amount that is paid from the Trust Fund that is not properly owed under the terms of the Plan, whether or not such amount is paid by mistake, fraud, or any other reason. This equitable lien and constructive trust applies to, and may be enforced by, the Committee against any payee, including without limitation a Member, alternate payee, or Beneficiary. The lien or trust shall remain in effect until the amount subject to the lien or trust has been repaid in full to the Plan, without reduction for legal fees and expenses incurred by the payee, and without regard to any equitable defenses claimed by the payee. In addition, the Committee may enforce this provision by offsetting future amounts due to the payee under the terms of the Plan until the amount owed has been recovered in full.

ARTICLE XIV

NOTICES

14.1 Notice to Trustee. In the event a Member ceases to be in the employ of the Company for any of the reasons set forth in Articles VII through X, inclusive, the Committee shall cause notice to be given to the Trustee at such time and in such manner as may be agreed upon by the Committee and the Trustee to enable the Trustee to administer the distribution provisions of the Plan.

ARTICLE XV

BENEFIT PAYMENTS

15.1 Method of Payment. The Committee will notify the Trustee, as soon as practicable after a Member, former Member, or Beneficiary becomes entitled to receive Plan benefits, as provided in Articles VII, VIII, IX, X, or this Article XV, about such entitlement in any reasonable manner acceptable to both the Trustee and the Committee.

Members, former Members, or Beneficiaries may elect to receive distribution of their Plan benefits in one of the following forms:

(1) a single lump sum;

(2) a partial lump sum;

(3) an installment distribution consisting of relatively equal monthly, quarterly, semi-annual, or annual installments over a term certain not to exceed 20 years; or

(4) an installment distribution consisting of an amount certain payable over monthly, quarterly, semi-annual, or annual installments as the Member, former Member, or Beneficiary specifies.

Despite anything in the Plan to the contrary, if a Member’s distribution begins on the Member’s required beginning date (as defined in Section 15.2(a)(iii)), the Member may elect to receive distributions in installments that provide the minimum distributions required under Code Section 401(a)(9), as described in Section 15.2(a)(iii). A Member who is receiving installments may elect to accelerate installment payments, or any portion thereof, or to receive a lump-sum distribution of the remainder of the Member’s Individual Account.

Any benefit payable will be paid in cash, or in whole shares of Common Stock, as elected by the Member, former Member or Beneficiary; but such benefit must be paid in whole shares of Common Stock to the extent that such Member’s, former Member’s or Beneficiary’s Individual Account is invested in Common Stock, in accordance with Article XII hereof. Any fractional shares of Common Stock will be converted to, and paid, in cash.

15.2 Time of Payment.

(a) Distribution Following Member’s Retirement, Disability or Termination of Employment.

(i) Distribution shall be made to a former Member following the Member’s Retirement, Disability or termination of employment as soon as reasonably practicable after the date the Committee receives the former Member’s distribution request. Except as provided in subsection 15.2(d)(i) below, no distribution shall be made to a former Member without the former Member’s consent which shall be included in the former Member’s distribution request. The Committee shall notify the former Member of the right to defer any distribution, including the consequences of failing to defer receipt of a distribution. Such notification shall satisfy the notice requirements of Section 417(a)(3) of the Code and shall be provided no less than thirty (30) days (or such shorter period as permitted by the Internal Revenue Service) and no more than one hundred eighty (180) days before the distribution date.

(ii) A former Member who does not request a distribution shall be deemed to elect to defer the former Member’s distribution to the latest date permitted under subsection (iii) below. A former Member who is deemed to elect to defer distribution may make a request for distribution at any time, unless such Member is reemployed by the Company or an Affiliate.

(iii) The Member’s entire Individual Account will be distributed, or begin to be distributed, to the Member no later than the Member’s required beginning date. The term “required beginning date” means, for any Member or Former Member who is not a five percent owner (as described below):

(1) who attained age 70 1⁄2 before January 1, 2020, the April 1 of the calendar year after the later of (A) the calendar year in which the Member or Former Member attains age 70 1⁄2 or (B) the calendar year in which the Member or Former Member retires;

(2) who attained age 70 1⁄2 after December 31, 2019, the April 1st of the calendar year following the later of (A) the calendar year in which the Member or Former Member attains age 72 or (B) the calendar year in which the Member or Former Member retires;

(3) who attains age 72 after December 31, 2022, the April 1st of the calendar year following the later of (A) the calendar year in which the Member or Former Member attains age 73 or (B) the calendar year in which the Member or Former Member retires; or

(4) who attains age 73 after December 31, 2032, the April 1st of the calendar year following the later of (A) the calendar year in which the Member or Former Member attains age 75 or (B) the calendar year in which the Member or Former Member retires.

The term “required beginning date” means, for any Member or Former Member who is a five percent owner (as described below):

(5) who attained age 70 1⁄2 before January 1, 2020, the April 1st of the calendar year following the calendar year in which the Member or Former Member attains age 70 1⁄2;

(6) who attained age 70 1⁄2 after December 31, 2019, the April 1st of the calendar year following the calendar year in which the Member or Former Member attains age 72;

(7) who attains age 72 after December 31, 2022, the April 1st of the calendar year following the calendar year in which the Member or Former Member attains age 73; or

(8) who attains age 73 after December 31, 2032, the April 1st of the calendar year following the calendar year in which the Member or Former Member attains age 75.

During the Member’s lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of:

(9) the quotient obtained by dividing the Member’s Individual Account balance by the distribution period in the Uniform Lifetime Table set forth in Regulation §1.401(a)(9)-9, using the Member’s age as of the Member’s birthday in the distribution calendar year; or

(10) if the Member’s sole designated beneficiary for the distribution calendar year is the Member’s spouse and the spouse is more than 10 years younger than the Member, the quotient obtained by dividing the Member’s Individual Account balance by the number in the Joint and Last Survivor Table set forth in Regulation §1.401(a)(9)-9, using the Member’s and spouse’s attained ages as of the Member’s and spouse’s birthdays in the distribution calendar year.

Required minimum distributions will be determined under this Section 15.2(a)(iii) beginning with the first distribution calendar year and up to and including the distribution calendar year that includes the Member’s date of death.

A Member or Former Member is considered a five percent owner for purposes of this Section 15.2 if such Member or Former Member is a five percent owner as defined in Code section 416(i) (determined in accordance with Code section 416, without regard to whether the Plan is a top heavy plan within the meaning of Section 19.2) at any time during the Plan Year ending with or within the calendar year in which such owner attains his required beginning date.

(b) Death of Member Before Required Beginning Date. If the Member or former Member dies before the required beginning date, the Member’s or former Member’s vested Individual Account will be distributed as follows:

(i) Subject to subsections (ii) and (iii) below, distribution of the Member’s or former Member’s vested Individual Account must be made in a single lump sum by December 31 of the calendar year following the calendar year of the Member’s or former Member’s death; provided that no such distribution shall be considered untimely for purposes of the Plan if the distribution cannot be paid due to circumstances beyond the Committee’s control and provided further that in any event, the distribution shall be made in a single lump sum by December 31 of the calendar year that contains the fifth anniversary of the Member’s or former Member’s death.

(ii) If the Member’s or former Member’s surviving spouse is the Beneficiary, then distribution of the Member’s or former Member’s vested Individual Account must be made in a single lump sum by December 31 of the calendar year in which the Member or former Member would have attained age 72 (before January 1, 2020, age 70 1/2), if later than the date in (b)(i).

(iii) If the Member’s or former Member’s surviving spouse is the sole Beneficiary and the surviving spouse dies after the Member or former Member but before distributions to the surviving spouse begin, this Section 15.2(b) will apply as if the surviving spouse were the Member or former Member and the time at which distribution must be made in a single lump sum and distribution shall be determined solely by reference to the year that the Member or former Member died, and not the year in which the Member or former Member would have attained age 72 (before January 1, 2020, age 70-1/2).

(c) Death of Member After Required Beginning Date. If the Member or former Member dies after the required beginning date, the Member’s or former Member’s vested Individual Account must be distributed in a single lump sum by December 31 of the calendar year immediately following the calendar year of the Member’s or former Member’s death.

(d) Miscellaneous.

(i) Following the Member’s Retirement, Disability or termination of employment, if the vested portion of a former Member’s Individual Account does not exceed One Thousand Dollars ($1,000.00), such amount shall be distributed in a lump sum without the former Member’s consent as soon as reasonably practicable.

(ii) The consent of the former Member shall not be required to the extent that a distribution is required to satisfy subsection (a)(iii) above or Section 415 of the Code.

(iii) All distributions required to comply with Section 401(a)(9) of the Code under this Article XV shall be determined and made in accordance with Sections 1.401(a)(9)-1 through 1.401(a)(9)-9 of the Treasury Regulations, including the incidental benefit requirements in Section 401(a)(9)(G) of the Code and including any other provisions reflecting Section 401(a)(9) of the Code that are prescribed by the Commissioner of the Internal Revenue Service in revenue rulings, notices and other guidance published in the Internal Revenue Bulletin. The requirements of this Article reflecting Section 401(a)(9) of the Code take precedence over any distribution options in the Plan inconsistent with Section 401(a)(9) of the Code.

(iv) Notwithstanding any provision herein to the contrary, the required minimum distribution rules prescribed in the foregoing provisions of this Section 15.2 shall not apply with respect to any distribution that would otherwise have been required with respect to the 2009 calendar year (and any future calendar year with respect to which required minimum distributions may be suspended), provided, however, that a Member who would otherwise have been subject to such provisions may request a distribution from his Account in the amount of such required distribution.

(v) Upon termination of the Plan, if the Plan does not then offer an annuity option, the Member’s Individual Account may, without his consent, be distributed to the Member or transferred to another defined contribution plan maintained by the Company or an Affiliate.

(vi) The distribution requirements of Section 401(a)(14) of the Code are automatically satisfied by the Plan because each former Member is eligible to consent to payment of a distribution upon severance from employment and is deemed to consent to delay of distribution by not consenting to payment. Accordingly, the Plan complies with the requirement that a former Member is eligible to receive a distribution no later than the latest of (x) the sixtieth (60th) day after the close of the Plan Year in which occurs the latest of the Member’s or former Member’s Normal Retirement Date, (y) the date on which the Member’s or former Member’s employment with the Company and all Affiliates ceases, or (z) the 10th anniversary of the year in which the Member began participation in the Plan.

(vii) Notwithstanding any provision herein to the contrary, a Member or Beneficiary who would have qualified to receive a required minimum distribution for 2020 but for the enactment of section 401(a)(9)(I) of the Code (“2020 RMDs”) in the CARES Act, and who would have satisfied the requirements by receiving distributions that are (1) equal to the 2020 RMDs or (2) one or more payments in a series of substantially equal distributions (that include the 2020 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Member and the Member’s designated Beneficiary, or for a period of at least 10 years (“Extended 2020 RMDs”), will not receive those distributions for 2020 unless the Member or Beneficiary chooses to receive such distributions. Members and Beneficiaries described in the preceding sentence will be given the opportunity to elect to continue receiving the distributions described in the preceding sentence. A direct rollover will be available for distributions that would be eligible rollover distributions without regard to section 401(a)(9)(I) of the Code.

15.3 Cash Out Distribution. If a Member or former Member who has received a distribution of his benefits hereunder on or before the last day of the second Plan Year following the year in which his separation from Service occurs has forfeited a portion of his Individual Account, then in the event such Member or former Member is subsequently rehired by the Company or an Eligible Affiliate before the date on which he incurs five (5) consecutive Breaks in Service, he shall be entitled to repay, at any time before the earlier of: (i) the date which is five (5) years after the first date on which he is subsequently reemployed by the Company or an Eligible Affiliate and (ii) the date on which he incurs five (5) consecutive Breaks in Service, the amount of the distribution to him from his Individual Account. Upon such repayment, the rehired Member’s or former Member’s Individual Account shall be credited with the exact amount that was nonvested at the time of termination. In the event a rehired Member or former Member who has received a distribution hereunder does not timely repay such distribution from his Individual Account, as provided above, then the amount he forfeited at the time of his distribution pursuant to the terms of Section 10.3 hereof shall remain forfeited. His prior years of Vesting Service shall be taken into account, however, for purposes of determining his vested interest in contributions following reemployment. If a Member or former Member who does not have any nonforfeitable right to his Individual Account and thus is deemed to have received a cashout distribution, pursuant to the provisions of Section 10.3 hereof, is subsequently reemployed by the Company or an Eligible Affiliate before incurring five (5) consecutive Breaks in Service, then upon such reemployment, the rehired Member’s or former Member’s Individual Account shall be credited with the exact amount that was nonvested at the time of separation from Service.

15.4 Minority or Disability Payments. During the minority or Disability of any person entitled to receive benefits hereunder, the Committee shall direct the Trustee to make payments due such person in accordance with the policy that the Committee has adopted for such purpose.

15.5 Distributions Under Domestic Relations Orders. Nothing contained in this Plan shall prevent the Trustee, in accordance with the direction of the Committee, from complying with the provisions of a qualified domestic relations order (as defined in Section 414(p) of the Code). The Plan specifically permits distribution to an alternate payee under a qualified domestic relations order at any time, irrespective of whether the Member or former Member has attained his earliest retirement age under the Plan, as defined in Section 414(p) of the Code; provided, however, that a distribution to an alternate payee before the Member or former Member’s attainment of earliest retirement age is available only if: (1) the order specifies distribution at that time or permits an agreement between the Plan and the alternate payee to authorize an earlier distribution; (2) the order specifies such distribution to be in the form of a single, lump-sum payment; and (3) the amount to which the alternate payee is entitled under the Plan exceeds $1,000, and the order so requires, the alternate payee consents to any distribution. Nothing in this Section 15.5 gives a Member or former Member a right to receive distribution at a time otherwise not permitted under the Plan nor does it permit the alternate payee to receive a form of payment not otherwise permitted under the Plan.

The Plan Administrator shall establish reasonable procedures to determine the qualified status of a domestic relations order. Upon receiving a domestic relations order, the Plan Administrator shall promptly notify the Member or former Member and any alternate payee named in the order of the receipt of the order and the Plan’s procedures for determining the qualified status of the order. Within a reasonable period of time after receiving the domestic relations order, the Plan Administrator shall determine the qualified status of the order and shall notify the Member or former Member and each alternate payee of its determination. The Plan Administrator shall provide notice under this paragraph in a manner consistent with Department of Labor regulations. The Plan Administrator may treat as qualified any domestic relations order entered before January 1, 1985, irrespective of whether it satisfies all the requirements described in Section 414(p) of the Code.

If any portion of an Individual Account is payable during the period the Plan Administrator is making its determination of the qualified status of the domestic relations order, the Committee shall direct the Trustee to segregate the amounts that are payable into a separate account and to invest the segregated account solely in fixed income investments. If the Plan Administrator determines the order is a qualified domestic relations order within eighteen (18) months of receiving the order, the Committee shall direct the Trustee to distribute the segregated account in accordance with the order. If the Plan Administrator does not make its determination of the qualified status of the order within eighteen (18) months after receiving the order, the Committee shall direct the Trustee to distribute the segregated account in the manner in which the Plan would otherwise distribute if the order did not exist and shall apply the order prospectively if the Plan Administrator later determines the order is a qualified domestic relations order.

To the extent it is not inconsistent with the provisions of the qualified domestic relations order, the Committee may direct the Trustee to invest any amount that is subject to being paid to an alternate payee pursuant to said order into a segregated subaccount or separate account and to invest the account in federally insured, interest-bearing savings account(s) or time deposit(s) (or a combination of both), or in other fixed income investments. A segregated subaccount shall remain a part of the Trust, but it alone shall share in any income it earns, and it alone shall bear any expense or loss it incurs.

The Trustee shall make any payments or distributions required under this Section 15.5 by separate benefit checks or other separate distribution to the alternate payee(s).

15.6 Direct Rollover of Eligible Rollover Distributions.

(a) An individual who is entitled to a benefit hereunder (including a Member’s or former Member’s surviving spouse, a Member’s or former Member’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, and a non-spouse Beneficiary of a Member or former Member designated in accordance with Section 8.2 hereof), the distribution of which would qualify as an “eligible rollover distribution”, as such term is hereinafter defined, may, in lieu of receiving any payment or payments from the Plan, direct the Trustee to transfer all or any portion of such payment or payments directly to the trustee of one or more “eligible retirement plans”, as such term is hereinafter defined. For purposes of this Section 15.6, the term “eligible rollover distribution” is defined as any distribution of all or any portion of the balance to the credit of the distributee, including any portion of such balance that consists of amounts that are not includible in gross income, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s Beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Code Section 401(a)(9); and any hardship distribution described in Code Section 401(k)(2)(B)(i)(IV). For purposes of this Section 15.6, the term “eligible retirement plan” shall mean (i) an individual retirement account described in Section 408(a) of the Code; (ii) an individual retirement annuity described in Section 408(b) of the Code (other than an endowment contract); (iii) a qualified trust described under Section 401(a) of the Code; (iv) an annuity plan described in Section 403(a) of the Code; (v) an annuity contract described in Section 403(b) of the Code; (vi) an eligible plan under Section 457(b) of the Code that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and that agrees to separately account for amounts transferred into such plan from this Plan, (vii) a Roth IRA described in Section 408A of the Code; and (viii) a SIMPLE IRA described in Section 408(p) of the Code (after December 18, 2015) but only in accordance with the amendments made by the Consolidated Appropriations Act of 2016.

(b) With respect to distributions to non-spouse Beneficiaries, the term “eligible retirement plan” shall refer only to a plan described in clauses (i) and (ii) above that is established on behalf of the Beneficiary and that is required to be treated as an inherited IRA pursuant to the provisions of Section 402(c)(11) of the Code. If a Member dies before the required beginning date, the required minimum distributions for purposes of determining the amount eligible for rollover with respect to a nonspouse beneficiary are determined under the 5-year rule described in Code Section 401(a)(9)(B)(ii). No amount is a required minimum distribution for the year in which the Member dies. If a Member dies on or after the required beginning date, for the year of the Member’s death, the required minimum distribution not eligible for rollover is the same as the amount that would have applied if the Member were still alive and elected the direct rollover. For the year after the year of the Member’s death and subsequent years, see Q&A-5 of Treasury Regulation Section 1.401(a)(9)-5 to determine the applicable distribution period to use in calculating the required minimum distribution. The amount not eligible for rollover under the foregoing sentences includes all undistributed required minimum distributions for the year in which the direct rollover occurs and any prior year, including years before the Member’s death.

(c) Any such election of a direct rollover must be made in a manner prescribed by the Committee no later than the date established by the Committee preceding the date on which the distribution is to occur. Any election made pursuant to this Section 15.6 may be revoked at any time before the date established by the Committee preceding the date on which the distribution is to occur. If an individual who is so entitled has not elected a direct rollover within the time and in the manner set forth above, such distributee shall be deemed to have affirmatively waived a direct rollover. A distributee who wishes to elect a direct rollover shall provide to the Committee, within the time and in the manner prescribed by the Committee, such information as the Committee shall reasonably request regarding the eligible retirement plan or plans to which the payment or payments are to be transferred. The Committee shall be entitled to rely on the information so provided, and shall not be required to independently verify such information. The Committee shall be entitled to delay the transfer of any payment or payments pursuant to this Section 15.6 until it has received all of the information which it has requested in accordance with this Section 15.6.

(d) For Eligible Rollover Distributions to Puerto Rico Members, the term “eligible retirement plan” means (1) an employees’ trust forming part of a retirement plan qualified under PRIRC §1081.01(a), and (2) an individual retirement account or annuity (IRA) established in Puerto Rico and tax-exempt under PRIRC §1081.02(a), and the term “eligible rollover distribution” means all or a portion of a single payment or lump sum distribution, as defined in Article 1081.01(b)-2 of the Puerto Rico Regulations.

15.7 Distributions While on Military Leave. For purposes of this Article XV, a Member shall be treated as having separated from service during any period the Member is performing service in the uniformed services described in Section 3401(h)(2)(A) of the Code, regardless of whether such Member is receiving differential wage payments (as defined under Section 414(u)(12)(D) of the Code) from an Employer. A Member who is deemed to have separated from service under this Section 15.7 and who elects to receive a distribution under Section 15.1 is prohibited from making Salary Reduction Contributions and Catch-Up Contributions during the six-month period beginning on the date of the distribution.

ARTICLE XVI

TRUSTEE

16.1 Appointment of Trustee. One or more Trustees shall be appointed by the Committee to administer the Trust Fund. The Trustee shall serve at the pleasure of the Committee and shall have such rights, powers and duties as are provided to a Trustee under ERISA for the investment of assets and for the administration of the Trust Fund.

16.2 Appointment of Investment Manager. One or more Investment Managers may be appointed by the Committee to manage (including the power to acquire and dispose of) any part or all of the assets of the Trust Fund. The Investment Manager shall serve at the pleasure of the Committee, and shall have the rights, powers, and duties provided to a named fiduciary under ERISA for the investment of the assets assigned to it. The Investment Manager may be referred to from time to time hereafter as “he,” “they,” or “it,” or may be referred to in the singular or plural, but all such references shall be to the then acting Investment Manager or Investment Managers serving hereunder.

16.3 Responsibility of Trustee and Investment Manager. All contributions under this Plan shall be paid to and held by the Trustee. The Trustee shall have responsibility for the investment and reinvestment of the Trust Fund except with respect to the management of those assets specifically delegated to the Investment Manager and those funds invested pursuant to the provisions of Section 15.5. The Investment Manager shall have exclusive management and control of the investment and/or reinvestment of the assets of the Trust Fund assigned to it by the Trustee. All property and funds of the Trust Fund, including income from investments and from all other sources, shall be retained for the exclusive benefit of Members or former Members, as provided herein, and shall be used to pay benefits to Members or former Members or their Beneficiaries, or to pay expenses of administration of the Plan and Trust Fund.

This Plan and the related Trust are intended to allocate to each fiduciary the individual responsibilities of the prudent execution of the functions assigned to each. None of the allocated responsibilities or any other responsibility shall be shared by the fiduciaries or the Trustee unless such sharing shall be provided for by a specific provision in this Plan or related Trust.

16.4 Bonding of Trustee and Investment Manager. Neither the Trustee nor the Investment Manager shall be required to furnish any bond or security for the performance of their powers and duties hereunder unless the applicable law makes the furnishing of such bond or security mandatory.

ARTICLE XVII

AMENDMENT AND TERMINATION OF PLAN

17.1 Amendment of Plan. The Company may, without the assent of any other party, make from time to time any amendment or amendments to this Plan that do not cause any part of the Trust Fund to be used for, or diverted to, any purpose other than the exclusive benefit of Members or former Members of the Plan. Any such amendment shall be made by the Company and shall become effective as of the date specified in such instrument. Notwithstanding the foregoing, no amendment to the Plan shall be effective to the extent that it has the effect of decreasing a Member’s or former Member’s accrued benefit, except as provided in Section 412(c)(8) of the Code. For purposes of the preceding sentence, an amendment which has the effect of decreasing a Member’s or former Member’s Individual Account or eliminating an optional form of benefit, with respect to benefits attributable to service before such amendment shall be treated as reducing an accrued benefit. If any amendment changes the vesting schedule set forth in Section 10.1, then a Member’s or former Member’s nonforfeitable percentage in his Individual Account because of a change to the vesting schedule shall not be less than his nonforfeitable percentage computed under the vesting schedule in effect before the amendment. Furthermore, if any amendment changes the vesting schedule set forth in Section 10.1, then each Member or former Member having at least three (3) Years of Vesting Service may elect to be governed under the vesting schedule set forth in the Plan without regard to the amendment. The Member or former Member must file his election in the manner prescribed by the Committee within sixty (60) days after receipt of a copy of the amendment. The Committee shall furnish the Member or former Member with a copy of the amendment and with notice of the time within which his election must be returned to the Committee.

17.2 Termination of Plan. The Company may at any time, effective as specified, terminate the Plan by resolution of its board of directors. A certified copy of such resolution shall be delivered to the Trustee.

17.3 Suspension and Discontinuance of Contributions. In the event the Company decides it is impossible or inadvisable for it to continue to make its contributions as provided in Article IV, it shall have the power by appropriate resolution to either:

(a) suspend its contributions to the Plan;

(b) discontinue its contributions to the Plan; or

(c) terminate the Plan.

Suspension shall be a temporary cessation of contributions and shall not constitute or require a termination of the Plan. Such a suspension which has not ripened into a complete discontinuance shall not constitute or require a termination of the Plan or Trust or any vesting of Individual Accounts, other than as prescribed by the provisions of Section 10.1. A complete discontinuance of contributions by the Company shall not constitute a formal termination of the Plan and shall not preclude later contributions, but all Individual Accounts of Members or former Members not theretofore fully vested shall be and become 100% vested and nonforfeitable in the respective Members or former Members, irrespective of the provisions of Section 10.1. In such event, Employees who become eligible to enter the Plan subsequent to the discontinuance shall receive no benefit, and no additional benefits shall accrue to any of such Employees unless such contributions are resumed. After the date of a complete discontinuance of contributions, the Trust shall remain in existence as provided in this Section 17.3, and the provisions of the Plan and Trust shall remain in force as may be necessary in the sole and absolute discretion of the Committee.

17.4 Liquidation of Trust Fund. Upon termination or partial termination of the Plan, the Individual Accounts of all Members, former Members and Beneficiaries shall thereupon be and become fully vested and nonforfeitable. Thereupon, the Trustee shall convert the Trust Fund to cash after deducting all charges and expenses. The Committee shall then adjust the balances of all Individual Accounts, as provided in Section 5.2. Thereafter, the Trustee shall distribute the amount to the credit of each affected Member, former Member and Beneficiary, in accordance with the provisions of Article XV hereof.

17.5 Consolidation, Merger or Transfer of Plan Assets. This Plan shall not be merged or consolidated with, nor shall any assets or liabilities be transferred to, any other plan, unless the benefits payable on behalf of each Member or former Member if the Plan were terminated immediately after such action would be equal to or greater than the benefits to which such Member or former Member would have been entitled if this Plan had been terminated immediately before such action. Further, unless such transfer constitutes a direct rollover of an eligible rollover distribution under Section 15.6 hereof or constitutes an elective transfer, as described in Treasury Regulations Section 1.411(d)-4, Q&A-3(b)(1), to another qualified cash or deferred arrangement under Code Section 401(k), no assets of this Plan shall be transferred to another plan unless the Committee demonstrates to the Trustee’s reasonable satisfaction that any portion of the transfer attributable to Salary Reduction Contributions, including Catch-Up Contributions, if applicable, Qualified Nonelective Contributions and Qualified Matching Contributions remain subject to the limitations on distributions prescribed under Treasury Regulations Section 1.401(k)-1(d).

The Company may, from time to time in its discretion, permit Members also participating in the Southwest Airlines Pilots Retirement Savings Plan to elect a voluntary direct transfer of all or a portion of their fully vested benefit under this Plan to the Southwest Airlines Pilots Retirement Savings Plan in accordance with Code Sections 411(d)(6)(D) and 414(l). Any time the Company elects to allow such voluntary transfers, the Company will provide eligible Members with reasonable notice of their opportunity to elect such a voluntary transfer. A Member eligible for such voluntary transfer may elect to transfer all or a portion of any of the fully vested subaccounts under the Plan that make up his or her Individual Account, including, as applicable, such Member’s Salary Reduction Contribution Account, Designated Roth Account, Company Matching Contribution Account, Company Profit Sharing Contribution Account, Rollover Account, Deductible Contribution Account, and Nondeductible Contribution Account. Transfer of a partially vested subaccount will not be permitted.

The Trustee will not accept a direct transfer of assets from a plan subject to the requirements of Section 417. Unless the Plan expressly states otherwise, vesting in amounts transferred to this Plan under Code Section 414(l) will be governed by the vesting provisions of the plan from which such assets were transferred.

ARTICLE XVIII

GENERAL PROVISIONS

18.1 No Employment Contract. Nothing contained in this Plan shall be construed as giving any person whomsoever any legal or equitable right against the Committee, the Company, its stockholders, officers or directors, or against the Trustee, except as the same shall be specifically provided for in this Plan. Nor shall anything in this Plan give any Member, former Member or other Employee the right to be retained in the service of the Company or an Eligible Affiliate, and the employment of all persons by the Company or an Eligible Affiliate shall remain subject to termination by the Company or such Eligible Affiliate to the same extent as if this Plan had never been executed.

18.2 Manner of Payment. Wherever and whenever it is herein provided for payments or distributions to be made, whether in money or otherwise, said payments or distributions shall be made directly into the hands of the Member or former Member, his Beneficiary, his administrator, executor or guardian, or an alternate payee pursuant to Section 15.5 herein, as the case may be. A deposit to the credit of a person entitled to payment in any bank or trust company selected by such person shall be deemed payment into his hands, and provided further that in the event any person otherwise entitled to receive any payment or distribution shall be a minor or an incompetent, such payment or distribution may be made to his guardian or other person as may be determined by the Committee.

18.3 Nonalienation of Benefits. Subject to Code Section 414(p) and Section 15.5 herein relating to qualified domestic relations orders, the interest of any Member, former Member or Beneficiary hereunder shall not be subject in any manner to any indebtedness, judgment, process, creditors’ bills, attachments, garnishment, levy, execution, seizure or receivership, nor shall such interest be in any manner reduced or affected by any transfer, assignment, conveyance, sale, encumbrance, act, omission, or mishap, voluntary or incidental, anticipatory or otherwise, of or to said Member, former Member or Beneficiary, and they and any of them shall have no right or power to transfer, convey, assign, sell or encumber said benefits and their interest therein, legal or equitable, during the existence of this Plan; provided, however, that a Member may assign or pledge his vested interest in the Fund as security for a loan made pursuant to the provisions of Section 11.1 hereof. Notwithstanding the foregoing, no provision of this Plan shall preclude the enforcement of a Federal tax levy made pursuant to Section 6331 of the Code or collection by the United States on a judgment resulting from an unpaid tax assessment.

18.4 Titles for Convenience Only. Titles of the Articles and Sections hereof are for convenience only and shall not be considered in construing this Plan. Also words used in the singular or the plural may be construed as though in the plural or singular where they would so apply.

18.5 Validity of Plan. This Plan and each of its provisions shall be construed and their validity determined by the laws of the State of Texas, and all provisions hereof shall be administered in accordance with the laws of said State, provided that in case of conflict, the provisions of ERISA shall control.

18.6 Plan Binding. This Plan shall be binding upon the successors and assigns of the Company and the Trustee and upon the heirs and personal representatives of those individuals who become Members hereunder.

18.7 Return of Contributions. This Plan and the related Trust are designed to qualify under Sections 401(a) and 501(a) of the Code. Anything contained herein to the contrary notwithstanding, if the initial determination letter is issued by the District Director of Internal Revenue to the effect that this Plan and related Trust hereby created, or as amended before the receipt of such letter, do not meet the requirements of Section 401(a) and 501(a) of the Code, the Company shall be entitled at its option to withdraw all contributions theretofore made, in which event the Plan and Trust shall then terminate.

Each contribution to the Plan is specifically conditioned on the deductibility of such contribution under the Code. The Trustee, upon request from the Company, shall return to the Company the amount of the Company’s contribution made as a result of a mistake of fact or the amount of the Company’s contribution disallowed as a deduction under Section 404 of the Code. Such return of contribution must be made within one (1) year after (a) the Company made the contribution by mistake of fact or (b) the disallowance of the contribution as a deduction. The amount of contribution subject to being returned hereunder shall not be increased by any earnings attributable to the contribution, but such amount subject to being returned shall be decreased by any losses attributable to it.

18.8 Missing Members or Beneficiaries. Each Member shall file with the Committee from time to time in the manner prescribed by the Committee a mailing address and any change of mailing address for himself and his Beneficiary. Any communication, statement or notice addressed to a Member or Beneficiary at the last mailing address filed with the Committee, or if no such address is filed with the Committee, then at his last mailing address as shown on the Company’s records, shall be binding on the Member or his Beneficiary for all purposes of the Plan. The Committee shall not be required to search for or locate a Member or Beneficiary. If the Committee notifies any Member or Beneficiary that he is entitled to a distribution and also notifies him of the provisions of this Section 18.8 (or makes reasonable effort to so notify such Member or Beneficiary by certified letter, return receipt requested, to the last known address, or such other further diligent effort to ascertain the whereabouts of such Member or Beneficiary as the Committee deems appropriate) and the Member or Beneficiary fails to make his whereabouts known to the Committee within three years thereafter (or such earlier time as the Committee may determine to be necessary to avoid a violation of the Plan’s qualification requirements), the entire Individual Account of such Member or Beneficiary will be forfeited and allocated according to Section 6.4. However, if the Member or his Beneficiary should, thereafter, make a proper claim for such share, such Member’s or Beneficiary’s Individual Account shall be re-credited with the exact amount that was previously forfeited.

18.9 Puerto Rico Tax Compliance. Benefit distributions to Puerto Rico Members and Beneficiaries who are residents of Puerto Rico under PRIRC §1010.01(a)(30) must comply with the income tax reporting and withholding requirements of PRIRC §1081.01(b).

18.10 Voting Rights.

(a) Each Member shall be entitled to direct the Trustee as to the manner in which any Common Stock allocated to said Member’s Individual Accounts shall be voted. The Committee shall furnish to each Member a proxy adequate for such purpose. The Trustee shall vote specifically in accordance with each Member’s instructions to the extent of such Member’s whole shares and shall, to the extent possible, vote the combined fractional shares of such Members in such manner as to reflect the Members’ expressed desires. To the extent permitted under ERISA, the Trustee shall vote shares of Common Stock with respect to which it does not receive instructions and shares of Common Stock which have not been allocated to Members’ Accounts under the Plan in the same proportion as are voted the shares of Common Stock held under the Plan with respect to which instructions were received by the Trustee from Members.

(b) Notwithstanding anything to the contrary contained in the Plan, if a cash tender offer or exchange offer for shares of Common Stock is made, Common Stock allocated to each Member’s accounts under the Plan shall be tendered or exchanged by the Trustee pursuant to such cash tender offer or exchange offer only in accordance with the proper instructions and directions of such Member to the Trustee to so tender or exchange. If a cash tender offer or exchange offer for shares of Common Stock is made, the Trustee shall use its best efforts to take those steps reasonably necessary to furnish information to, and allow decision by, each Member with respect to such cash tender offer or exchange offer and the shares of Common Stock allocated to such Member’s accounts under the Plan in substantially the same manner as would be available to holders of Common Stock generally, and, in that connection, the Trustee shall:

(i) Inform each Member as to the existence of such cash tender offer or exchange offer;

(ii) Transmit to each Member as soon as practicable such information, explanation and other materials relative to such cash tender offer or exchange offer as are made available by the Company or by the persons or entities making such cash tender offer or exchange offer to the holders of shares of Common Stock generally;

(iii) Request proper instructions and directions from each Member as to whether to tender or exchange the shares of Common Stock allocated to such Member’s accounts under the Plan and as to the time and manner of such tender or exchange, if so instructed and directed; and

(iv) Use its best efforts to effect on a nondiscriminatory basis the tender or exchange of Common Stock held under the Plan with respect to such cash tender offer or exchange offer solely in accordance with proper instructions and directions received from Members. If proper instructions or directions are not timely received from a Member, the shares of Common Stock allocated to his accounts under the Plan shall not be tendered or exchanged pursuant to such cash tender offer or exchange offer.

For purposes of this subparagraph (b), the term cash tender offer shall include a tender offer for, or request or invitation for tenders of, shares of Common Stock in exchange for cash, as made to the Plan or to holders of shares of Common Stock generally; the term exchange offer shall include a tender offer for, or request or invitation for tenders of, any shares of Common Stock in exchange for any consideration other than for all cash, as made to the Plan or to holders of shares of Common Stock generally.

(c) If any shares of Common Stock held under the Plan are tendered or exchanged pursuant to a cash tender offer or exchange offer in accordance with subparagraph (b) above, any cash proceeds obtained by the Trustee in connection therewith shall be temporarily invested in such short term investments as the Trustee may determine, until such time as such temporarily invested cash proceeds are reinvested in Common Stock. Any other property obtained by the Trustee pursuant to an exchange offer shall be temporarily held in kind by the Trustee, until such time as such temporarily held property is sold and the proceeds therefrom are reinvested in Common Stock.

18.11 Annuity Distribution Rights. If, as of December 31, 2007, a Member had attained age fifty-five (55) and was credited with ten (10) years of participation in the Southwest Airlines ProfitSharing Plan (hereinafter referred to as a “Qualified Member”), notwithstanding the provisions of Section 15.1 hereof, the following rules shall apply to a distribution of any portion of such Qualified Member’s Individual Account attributable to his or her vested Southwest Airlines ProfitSharing Plan subaccount, including any income, expenses, gains, or losses incurred, that is made under the Plan to or on behalf of such Qualified Member.

(a) Annuity Distributions to Qualified Members. The Committee shall direct the Trustee to distribute such Member’s benefits held in a Qualified Member’s Individual Account in the form of a qualified joint and survivor annuity, unless the Qualified Member has a valid waiver election (described in Section 18.11(b) hereof) in effect. A qualified joint and survivor annuity is an immediate annuity (a) that is payable for the life of the Qualified Member, with, if the Qualified Member is married on the annuity starting date, as defined below, a survivor annuity for the life of the Qualified Member’s surviving spouse that is equal to fifty percent (50%) of the amount of the annuity payable during the joint lives of the Qualified Member and his spouse, and (b) that is the actuarial equivalent of a single annuity for the life of the Qualified Member. On or before the annuity starting date (the first day of the first period for which the Qualified Member would receive an amount as an annuity or in any other form), the Committee shall direct the Trustee to pay the Qualified Member’s benefits in a lump sum, in lieu of a qualified joint and survivor annuity, if the nonforfeitable portion of a Qualified Member’s Individual Account is not greater than One Thousand and No/100 Dollars ($1,000.00).

If a Qualified Member who is married dies before commencement of payment of his benefits, the Committee shall direct the Trustee to distribute the Qualified Member’s Individual Account, as calculated under Article VIII, to the Qualified Member’s surviving spouse in the form of a preretirement survivor annuity, unless the Qualified Member has a valid waiver election (as described in Section 18.11(c) hereof) in effect. A preretirement survivor annuity is an annuity that is payable for the life of the Qualified Member’s surviving spouse. The surviving spouse may elect to have the preretirement survivor annuity distributed within a reasonable period after the Qualified Member’s death. The Committee shall direct the Trustee to pay the Qualified Member’s Individual Account in a lump sum, in lieu of a preretirement survivor annuity, if the nonforfeitable portion of a Qualified Member’s Individual Account is not greater than One Thousand and No/100 Dollars ($1,000.00).

The Committee is not required to distribute any survivor annuity described herein to the spouse of a Qualified Member unless the Qualified Member and his spouse were married throughout the one-year period ending on the earlier of the Qualified Member’s annuity starting date or the Qualified Member’s death; provided, however, this exception shall not apply if the Qualified Member marries within one year before the annuity starting date and has been married for at least a one-year period ending on or before the date of the Qualified Member’s death.

If the Qualified Member has in effect a valid waiver election regarding the qualified joint and survivor annuity or the preretirement survivor annuity, and has not elected to receive a qualified optional survivor annuity, as provided in paragraph (b) below, the Committee shall direct the Trustee to distribute the Member’s Individual Account in accordance with Section 15.1. Furthermore, the Qualified Member’s surviving spouse may elect the form of payment described in Section 15.1 in lieu of the preretirement survivor annuity. For purposes of applying this Section 18.11, the Committee shall treat a former spouse as the Qualified Member’s spouse or surviving spouse to the extent required under a qualified domestic relations order.

(b) Waiver Election – Qualified Joint and Survivor Annuity. Within a reasonable period of time (no less than thirty (30) days and no more than one hundred eighty (180) days) before the Qualified Member’s annuity starting date, the Committee shall provide the Qualified Member an explanation of the terms and conditions of the qualified joint and survivor annuity and the qualified optional survivor annuity, the Qualified Member’s right to make, and the effect of, an election to waive the qualified joint and survivor form of benefit, the rights of a married Qualified Member’s spouse regarding the waiver election and the Qualified Member’s right to make, and the effect of, a revocation of a waiver election.

A Qualified Member’s waiver election is not valid unless:

(i) the Qualified Member makes the waiver election within the one hundred eighty (180) day period ending on his annuity starting date;

(ii) in the event the nonforfeitable portion of the Qualified Member’s Individual Account exceeds Five Thousand and No/100 Dollars ($5,000.00), and the Qualified Member has not elected a qualified optional survivor annuity, the Qualified Member’s spouse (to whom the survivor annuity is payable under the qualified joint and survivor annuity) consents in the manner prescribed by the Committee to the waiver election, the spouse’s consent acknowledges the effect of the election, and a notary public or a Committee member (or its representative) witnesses the spouse’s consent; and

(iii) in the event the nonforfeitable portion of a Qualified Member’s Individual Account exceeds Five Thousand and No/100 Dollars ($5,000.00), either the spouse is the Qualified Member’s sole primary Beneficiary or the spouse consents to the Qualified Member’s Beneficiary designation or to any change in the Qualified Member’s Beneficiary Designation.

Additionally, a Qualified Member’s waiver of the qualified joint and survivor annuity shall not be effective unless the election designates a form of benefit payment, which may include a qualified optional survivor annuity, which may not be changed without spousal consent (unless the spouse expressly permits designations by the Qualified Member without any further spousal consent or the change results in the benefit being paid in the form of a qualified joint and survivor annuity).

The Committee may accept as valid a waiver election that does not satisfy the spousal consent requirements described in paragraphs (ii) and (iii) above if the Committee establishes that the Qualified Member does not have a spouse, the Committee is not able to locate the Qualified Member’s spouse, or other circumstances prescribed by Treasury Department regulations.

Any consent by a spouse obtained under this Section (or the establishment that the consent of a spouse may not be obtained) shall be effective only with respect to such spouse. A consent that permits designations by the Qualified Member without any requirement of further consent by such spouse must acknowledge that the spouse has the right to limit consent to a specific Beneficiary, and a specific form of benefit where applicable, and that the spouse voluntarily elects to relinquish either or both of such rights. A revocation of a prior waiver may be made by a Qualified Member without the consent of the spouse at any time before the commencement of benefits. The number of revocations shall not be limited. No consent obtained under this Section shall be valid unless the Qualified Member has received an explanation of the terms and conditions of the qualified joint and survivor annuity and the qualified optional survivor annuity, as provided herein. For purposes of this Section 18.11, a qualified optional survivor annuity is an immediate annuity (a) that is payable for the life of the Qualified Member, with, if the Qualified Member is married on the annuity starting date, a survivor annuity for the life of the Qualified Member’s surviving spouse that is equal to seventy-five percent (75%) of the amount of the annuity payable during the joint lives of the Qualified Member and his spouse, and (b) that is the actuarial equivalent of a single annuity for the life of the Qualified Member.

(c) Waiver Election—Preretirement Survivor Annuity. The Committee shall provide each Qualified Member, within a reasonable period after the Member becomes a Qualified Member, an explanation of the terms and conditions of the preretirement survivor annuity, the Qualified Member’s right to make, and the effect of, an election to waive the preretirement survivor annuity, the rights of the Qualified Member’s spouse regarding the waiver election and the Qualified Member’s right to make, and the effect of, a revocation of a waiver election.

For purposes of applying this subsection, a reasonable period is the end of the two-year period beginning one year before the date on which the Member becomes a Qualified Member, and ending one year after that date.

A Qualified Member’s waiver election of the preretirement survivor annuity is not valid unless the election satisfies the spousal consent requirements described in Section 18.11(b).

ARTICLE XIX

TOP-HEAVY RULES

19.1 Definitions. For purposes of applying the provisions of this Article XIX:

(a) “Key Employee” shall mean, as of any Determination Date (as defined below), any Employee or former Employee (including any deceased Employee) who, at any time during the Plan Year that includes the Determination Date, was an officer of the Company having compensation greater than the amount set forth in Section 416(i)(1)(A)(i) of the Code (as adjusted under Section 416(i)(1) of the Code), a 5-percent owner of the Company, or a 1-percent owner of the Company having compensation of more than $150,000. For this purpose, “compensation” means compensation within the meaning of Section 6.6(b)(ii) of the Plan. The determination of who is a Key Employee will be made in accordance with Section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder. The constructive ownership rules of Section 318 of the Code will apply to determine ownership in the Company.

(b) “Non-Key Employee” is an Employee who does not meet the definition of Key Employee.

(c) “Required Aggregation Group” means:

(i) Each qualified plan of the Company or an Affiliated Entity (as defined below) in which at least one (1) Key Employee participates or participated at any time during the Plan Year that includes the Determination Date, or during the preceding four Plan Years (regardless of whether the plan has terminated); and

(ii) Any other qualified plan of the Company that enables a plan described in (i) to meet the requirements of Section 401(a)(4) or Section 410 of the Code.

(d) “Permissive Aggregation Group” is the Required Aggregation Group plus any other qualified plans maintained by the Company, but only if such group would satisfy in the aggregate the requirements of Section 401(a)(4) and Section 410 of the Code. The Committee shall determine which plans to take into account in determining the Permissive Aggregation Group.

(e) “Determination Date” for any Plan Year is the last day of the preceding Plan Year or, in the case of the first Plan Year of the Plan, the last day of that Plan Year.

(f) “Five Percent (5%) Owner” is any person who owns more than five percent (5%) of the outstanding stock of the Company or stock possessing more than five percent (5%) of the total combined voting power of all stock of the Company.

(g) “One Percent (1%) Owner” is any person who owns more than one percent (1%) of the outstanding stock of the Company or stock possessing more than one percent (1%) of the total combined voting power of all stock of the Company.

(h) “Affiliated Entity” shall mean all the members of (i) a controlled group of corporations as defined in Section 414(b) of the Code; (ii) a commonly controlled group of trades or businesses (whether or not incorporated) as defined in Section 414(c) of the Code; (iii) an affiliated service group as defined in Section 414(m) of the Code of which the Company is a part; or (iv) a group of entities required to be aggregated pursuant to Section 414(o) of the Code and the regulations issued thereunder.

19.2 Determination of Top-Heavy Status. The Plan is top heavy for a Plan Year if the top-heavy ratio as of the Determination Date (as defined in Section 19.1 above) exceeds sixty percent (60%). The top-heavy ratio is a fraction, the numerator of which is the sum of the present value of the Individual Accounts of all Key Employees (as defined in Section 19.1 above) as of the Determination Date and the denominator of which is a similar sum determined for all Employees in the Plan. The present value of the Individual Account balance of an Employee as of the Determination Date shall be increased by the distributions made with respect to the Employee under the Plan and any plan aggregated with the Plan under Section 416(g)(2) of the Code during the 1-year period ending on the Determination Date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than severance from employment, death, or disability, this provision shall be applied by substituting “5-year period” for “1-year period.” The Individual Account of any individual who has not performed services for the Employer during the 1-year period ending on the Determination Date shall not be taken into account. The Committee shall calculate the top-heavy ratio without regard to any Non-Key Employee (as defined in Section 19.1 above) who was formerly a Key Employee. The Committee shall calculate the top-heavy ratio, including the extent to which it must take into account distributions, rollovers and transfers, in accordance with Section 416 of the Code and the regulations under that Code Section.

If the Company maintains other qualified plans (including a simplified employee pension plan), this Plan is top-heavy only if it is part of the Required Aggregation Group (as defined in Section 19.1 above), and the top-heavy ratio for both the Required Aggregation Group and the Permissive Aggregation Group (as defined in Section 19.1 above) exceeds sixty percent (60%). The Committee will calculate the top-heavy ratio in the same manner as required by the first paragraph of this Section 19.2, taking into account all plans within the aggregation group. The Committee shall calculate the present value of accrued benefits and the other amounts the Committee must take into account, under defined benefit plans or simplified employee pension plans included within the group in accordance with the terms of those plans, Section 416 of the Code and the regulations under that Code Section. The Committee shall calculate the top-heavy ratio with reference to the Determination Dates that fall within the same calendar year.

19.3 Minimum Company Contribution. Notwithstanding anything contained herein to the contrary, for any Plan Year in which this Plan is determined to be top-heavy (as determined under Section 19.2 hereof), each Non-Key Employee who is an eligible Member shall be entitled to a supplemental contribution equal to three percent (3%) of such Non-Key Employee’s compensation (as defined in Section 6.6(b)(ii)), reduced by (i) the amount of Qualified Nonelective Contributions, if any, allocated to the Member’s Salary Reduction Contribution Account for the applicable Plan Year and (ii) the amount of “Non-Elective Contributions,” if any, allocated to a Member’s “Participant’s Elective Account” under the Southwest Airlines Pilots Retirement Savings Plan for the applicable Plan Year. For purposes of this Section 19.3, an eligible Member is a Non-Key Employee who is employed by the Company on the last day of the applicable Plan Year.

The percentage referred to in the preceding paragraph shall not exceed the percentage of compensation (as defined in Section 6.6(b)(ii)) at which Company contributions, including Salary Reduction Contributions, are made or allocated under this Plan and all other qualified defined contribution plans maintained by the Company, including “Elective Contributions” under the Southwest Airlines Pilots Retirement Savings Plan, to the Key Employee for whom such percentage is the largest; provided, however, this sentence shall not apply if the Plan is required to be included in an Aggregation Group and enables a defined benefit plan required to be included in such group to meet the requirements of Code Sections 401(a)(4) or 410. If the minimum allocation is made for a Non-Key Employee pursuant to another qualified plan maintained by the Company, then the minimum allocation requirement will be considered satisfied for purposes of this Plan. Company Matching Contributions and “matching contributions” under the Southwest Airlines Pilots Retirement Savings Plan shall be taken into account for purposes of satisfying the minimum contribution requirements of Section 416(c)(2) of the Code and the Plan and shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of Section 401(m) of the Code.

ARTICLE XX

FIDUCIARY PROVISIONS

20.1 General Allocation of Duties. Each fiduciary with respect to the Plan shall have only those specific powers, duties, responsibilities and obligations as are specifically given him under the Plan. The board of directors of the Company shall have the sole responsibility for authorizing its contributions under the Plan. The Company shall have the sole authority to appoint and remove the members of the Committee and to amend or terminate this Plan, in whole or in part. The Committee shall have the sole authority to appoint and remove the Trustee and Investment Managers. However, neither the board nor the Committee shall be liable for any acts or omissions of the Trustee or Investment Manager or be under any obligation to invest or otherwise manage any assets of the Trust Fund which are subject to the management of the Trustee or Investment Manager. Except as otherwise specifically provided, the Committee shall have the sole responsibility for the administration of the Plan, which responsibility is specifically described herein. Except as otherwise specifically provided, the Trustee shall have the sole responsibility for the administration, investment and management of the assets held under the Plan. It is intended under the Plan that each fiduciary shall be responsible for the proper exercise of its own powers, duties, responsibilities and obligations hereunder and shall not be responsible for any act or failure to act of another fiduciary, except to the extent provided by law or as specifically provided herein.

20.2 Fiduciary Duty. Each fiduciary under the Plan shall discharge its duties and responsibilities with respect to the Plan:

(a) solely in the interest of the Members of the Plan, for the exclusive purpose of providing benefits to such Members and their Beneficiaries, and defraying reasonable expenses of administering the Plan;

(b) with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims;

(c) by diversifying the investments of the Plan so as to minimize the risk of large losses, unless under the circumstances it is prudent not to do so; and

(d) in accordance with the documents and instruments governing the Plan insofar as such documents and instruments are consistent with applicable law.

20.3 Fiduciary Liability. A fiduciary shall not be liable in any way for any acts or omissions constituting a breach of fiduciary responsibility occurring before the date it becomes a fiduciary or after the date it ceases to be a fiduciary.

20.4 Co-Fiduciary Liability. A fiduciary shall not be liable for any breach of fiduciary responsibility by another fiduciary unless:

(a) it participates knowingly in, or knowingly undertakes to conceal, an act or omission of such other fiduciary, knowing such act or omission is a breach;

(b) by its failure to comply with Section 404(a)(1) of ERISA in the administration of its specific responsibilities which give rise to its status as a fiduciary, it has enabled such other fiduciary to commit a breach; or

(c) having knowledge of a breach by such other fiduciary, it fails to make reasonable efforts under the circumstances to remedy the breach.

20.5 Delegation and Allocation. The Committee may appoint subcommittees, individuals or any other agents as it deems advisable and may delegate to any of such appointees any or all of the powers and duties of the Committee. Such appointment and delegations must clearly specify the powers and duties delegated. Upon such appointment and delegation, the delegating Committee members shall have no liability for the acts or omissions of any such delegate, as long as the delegating Committee members do not violate their fiduciary responsibility in making or continuing such delegation.

IN WITNESS WHEREOF, Southwest Airlines Co. has caused this Southwest Airlines Co. Retirement Savings Plan to be signed by its duly authorized officer on this 31st day of May, 2024, but to be effective as stated above.

SOUTHWEST AIRLINES CO.

By:	/s/ Lori Winters

Its:	Member, Southwest Airlines Co. Retirement Savings Plan Committee